   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 29, 1997
                                                       REGISTRATION NO. 333-6011
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         PRE-EFFECTIVE AMENDMENT NO. 1
                            ------------------------


                            NORTH AMERICAN SECURITY
                             LIFE INSURANCE COMPANY
                           (EXACT NAME OF REGISTRANT)

           DELAWARE                         6312                        22-2265014
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER NUMBER)
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)

               116 HUNTINGTON AVENUE, BOSTON, MASSACHUSETTS 02116
                                 (617) 266-6008
   (ADDRESS OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES AND TELEPHONE NUMBER)
                            ------------------------

                                   Copies to:


              JAMES D. GALLAGHER                          J. SUMNER JONES, ESQ.
VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL             JONES & BLOUCH L.L.P.
NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY       1025 THOMAS JEFFERSON STREET N.W.
              73 TREMONT STREET                            WASHINGTON, DC 20007
         BOSTON, MASSACHUSETTS 02108
                (617) 266-6008
   (NAME AND ADDRESS OF AGENT FOR SERVICE)


                            ------------------------

                 APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
As soon as practicable after the effective date of this registration statement.
                            ------------------------


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]



                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
                                                  PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE OF SECURITIES        AMOUNT BEING      OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
       BEING REGISTERED           REGISTERED          PER UNIT              PRICE         REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
Deferred Fixed Annuity
  Contract Non-Participating...  See Note (1)       See Note (1)         $200 million        $60,606.06
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------


(1) The proposed aggregate offering price is estimated solely for determining the registration fee. The amount to be registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

                 CROSS REFERENCE TO ITEMS REQUIRED BY FORM S-1

          FORM S-1 ITEM NO. AND CAPTION                        PROSPECTUS HEADING
-------------------------------------------------  -------------------------------------------
  1.  Forepart of the Registration Statement and   Cover Pages
      Outside Front Cover of Prospectus
  2.  Inside Front and Outside Back Cover Pages    Cover Pages
      of Prospectus
  3.  Summary Information, Risk Factors and Ratio  Summary
      of Earnings to Fixed Charges
  4.  Use of Proceeds                              North American Security Life Insurance
                                                   Company
  5.  Determination of Offering Price              Not Applicable
  6.  Dilution                                     Not Applicable
  7.  Selling Security Holders                     Not Applicable
  8.  Plan of Distribution                         North American Security Life Insurance
                                                   Company -- Distribution of the Contract
  9.  Description of Securities to be Registered   Description of the Contract, Reinsurance
                                                   and Guarantees, North American Security
                                                   Life Insurance Company
 10.  Interests of Named Experts and Counsel       Not Applicable
 11.  Information with Respect to the Registrant   North American Security Life Insurance
                                                   Company
 12.  Disclosure of Commission Position on         Not Applicable
      Indemnification for Securities Act
      Liabilities

                                     PART 1

                      INFORMATION REQUIRED IN A PROSPECTUS

--------------------------------------------------------------------------------
Annuity Service Office                                   Mailing Address
116 Huntington Avenue                                    Post Office Box 9230
Boston, Massachusetts 02116                              Boston, Massachusetts
(617) 266-6008                                           02205-9230
(800) 344-1029
--------------------------------------------------------------------------------




                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

                             DEFERRED FIXED ANNUITY
                                    CONTRACT
                                NON-PARTICIPATING


     This Prospectus describes Venture Market Value Adjusted Annuity ("Venture MVA"), a single payment deferred fixed annuity contract, offered by North American Security Life Insurance Company (the "Company"), a stock life insurance company the ultimate parent of which is The Manufactuers Life Insurance Company ("Manulife").


     The Prospectus describes both an individual deferred annuity contract and a participating interest in a group deferred annuity contract. Both are designed and offered to provide retirement programs for eligible individuals and retirement plans. Participation in a group contract will be separately accounted for by the issuance of a certificate evidencing the owner's interest under the contract. Ownership of an individual contract is evidenced by the issuance of an individual annuity contract. The certificate and individual annuity contract are hereafter referred to as the "contract."

     The purchase payment is paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period designated by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.

PLEASE READ THIS PROSPECTUS CAREFULLY AND KEEP IT FOR FUTURE REFERENCE. IT CONTAINS INFORMATION ABOUT THE FIXED ACCOUNT AND THE CONTRACT THAT A PROSPECTIVE PURCHASER SHOULD KNOW BEFORE INVESTING.


BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, THE CONTRACT OWNER BEARS THE INVESTMENT RISK THAT THE GUARANTEED INTEREST RATES OFFERED BY THE COMPANY AT THE TIME OF WITHDRAWAL, TRANSFER OR THE START OF ANNUITY PAYMENTS MAY BE HIGHER THAN THE GUARANTEED INTEREST RATE APPLIED TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT RECEIVED UPON WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE REDUCED BY THE MARKET VALUE ADJUSTMENT AND MAY BE LESS THAT THE ORIGINAL INVESTMENT IN THE CONTRACT.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS WITH, OR OBLIGATIONS OF, OR GUARANTEED OR ENDORSED BY, ANY BANK OR ANY AFFILIATE THEREOF, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE FEDERAL RESERVE BOARD OR ANY OTHER GOVERNMENT AGENCY.


                  The date of the Prospectus is February 3, 1997

                              AVAILABLE INFORMATION


Commencing with the offering of the securities described in this Prospectus, North American Security Life Insurance Company will become subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and in accordance therewith will file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at 75 Park Place, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission which is located at http://www.sec.gov.


A registration statement has been filed with the Commission under the Securities Act of 1933, as amended, with respect to the contracts discussed in the Prospectus. Not all the information set forth in the registration statement, amendments and exhibits thereto has been included in this Prospectus. Statements contained in this Prospectus concerning the content of the contracts and other legal instruments are only summaries. For a complete statement of the terms of these documents, reference should be made to the instruments filed with the Commission. The Registration Statements and the exhibits thereto may be inspected and copied, and copies can be obtained at the prescribed rates, in the manner set forth in the preceding paragraph.

                                TABLE OF CONTENTS

SPECIAL TERMS ...............................................       4
SUMMARY .....................................................       6
DESCRIPTION OF THE CONTRACT .................................       8
     ELIGIBLE GROUPS FOR GROUP ANNUITY CONTRACT .............       8
     ACCUMULATION PROVISIONS ................................       8
     Purchase Payments ......................................       8
     GUARANTEE PERIODS ......................................       8

     Transfers Among Guarantee Periods ......................       9

     Telephone Transactions .................................       9
     Renewals ...............................................       9
     Withdrawals ............................................       9
     Death Benefit Before Maturity Date .....................       10
     ANNUITY PROVISIONS .....................................       11
     General ................................................       11
     Annuity Options ........................................       11
     Death Benefit on or After Maturity Date ................       12
     OTHER CONTRACT PROVISIONS ..............................       12
     Ten Day Right to Review ................................       12
     Ownership ..............................................       12
     Beneficiary ............................................       13
     Annuitant ..............................................       13
     Modification ...........................................       13
     Company Approval .......................................       13
     Discontinuance of New Owners ...........................       13
     MARKET VALUE ADJUSTMENT ................................       13
     CHARGES AND DEDUCTIONS .................................       14
     Withdrawal Charge ......................................       14

     REDUCTION OR ELIMINATION OF WITHDRAWAL CHARGE ..........       15
     Taxes ..................................................       15
     Administration Fee .....................................       16
REINSURANCE .................................................       16

NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY ..............       16
     Description of Business ................................       16
     Management Discussion & Analysis .......................       17
     Selected Financial Data ................................       23
     Officers and Directors of the Company ..................       24
     Executive Compensation .................................       25
     NASL Fixed Account .....................................       28
     Distribution of the Contract ...........................       29
     Legal Proceedings ......................................       29
     Legal Matters ..........................................       29
     Independent Accountants ................................       29
     Notices and Reports to Contract Owners .................       29
     Contract Owner Inquiries ...............................       29
FEDERAL TAX MATTERS .........................................       30
     Introduction ...........................................       30

     Taxation of Annuities in General .......................       30

     Qualified Retirement Plans .............................       33
     Federal Income Tax Withholding .........................       34
GENERAL MATTERS .............................................       34
     Restrictions Under the Texas Optional Retirement Program       34

APPENDIX A - EXAMPLES OF CALCULATION OF WITHDRAWAL Charge ...       35

APPENDIX B - MARKET VALUE ADJUSTMENT EXAMPLES ...............       36

APPENDIX C - STATE PREMIUM TAXES ............................       38
FINANCIAL STATEMENTS OF THE COMPANY .........................       39

                                  SPECIAL TERMS

Annuitant           Any individual person or persons whose life is used to
                    determine the duration of annuity payments involving life contingencies. The Annuitant is as designated on the contract or certificate specifications page or in the application, unless changed.

Annuity Option One of several alternative methods by which payment of the proceeds may be made.

Annuity Service     The service office of the company is P.O. Box 9230, Boston
Office              Massachusetts 02205-9230.

Beneficiary         The person, persons, or entity to whom the death benefit
                    proceeds are payable following the death of the owner, or in certain circumstances, an annuitant.

Certificate         For a group contract, the documents issued to each owner
                    which summarizes the rights and benefits of the owner under the contract.

Company             North American Security Life Insurance Company.

Contingent          The person, persons or entity who becomes the beneficiary if
Beneficiary         the beneficiary is not alive.


Contract            For an individual contract, the individual annuity contract.
                    For a group contract, the certificate evidencing a participating interest in the group annuity contract. Any reference in this prospectus to "contract" includes the underlying group annuity contract.


Contract            For an individual contract, the anniversary of the contract
Anniversary         date. For a group contract, the anniversary of the date of issue of a certificate under the contract.

Contract Date       In the case of an individual annuity contract, the date of issue of the contract as designated on the contract specifications page. In the case of a group annuity contract, the effective date of participation under the group annuity contract as designated in the certificate specifications page.

Contract Value      The contract value is the sum of the net purchase payment
                    and accrued interest, less the sum of any withdrawals and any administration fee, adjusted for any transfer market value adjustment.

Contract Year       The period of twelve consecutive months beginning on the
                    contract date, certificate date in the case of a group contract, or any anniversary thereafter.


Code                The Internal Revenue Code of 1986, as amended.


Due Proof of Death  Due Proof of Death is required upon the death of the owner or annuitant, as applicable. One of the following must be received at the Annuity Service Office:

                        (a)  A certified copy of a death certificate;

                        (b) A certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

                        (c)  Any other proof satisfactory to to the Company.

                    Death benefits will be paid within 7 days of receipt of due proof of death and all required claim forms by the Company's Annuity Service Office.

Fixed Account       The NASL Fixed Account, which is a separate account of the
                    Company.

Fixed Annuity       An annuity option with payments which are predetermined and guaranteed as to dollar amount.

General Account     All of the assets of the Company other than assets in
                    separate accounts.

Group Holder        In the case of a group annuity contract, the person, persons or entity to whom the contract is issued.

Gross Withdrawal    The portion of the contract value specified by the owner for
Value               a full or partial withdrawal. Such amount is determined
                    prior to the application of any withdrawal charge, annual administration fee and market value adjustment.

Initial Guarantee   The period of time during which the initial guaranteed
Period              interest rate is in effect.


Initial Guaranteed  The compound annual rate used to determine the interest
Interest Rate       earned on the net purchase payment during the initial
                    guarantee period.


Market Value        An adjustment to amounts that are withdrawn or transferred
Adjustment          prior to the end of the guarantee period. It may increase or decrease the amount available for transfer or withdrawal.

Maturity Date       The date on which annuity benefits commence. It is the date specified on the contract specifications page, unless changed.

Net Purchase        The purchase payment less the amount of premium tax, if any,
Payment             deducted from the payment.

Non-Qualified       Certificates issued under non-qualified Contracts.
Certificates


Non-Qualified       Contracts which are not issued under Qualified Plans.
Contracts


Owner or            In the case of an individual contract, the person, persons
Contract Owner      or entity entitled to the ownership rights under the
                    contract. In the case of a group annuity contract, the person, persons or entity named in a certificate and entitled to all of the ownership rights under the contract not expressly reserved to the group holder. The owner is as designated on the contract or certificate specifications page or in the application, unless changed.

Payment or          An amount paid by a contract owner to the Company as
Purchase Payment    consideration for the benefits provided by the contract.

Qualified           Certificates issued under qualified contracts.
Certificates

Qualified           Contracts issued under Qualified Plans
Contracts

Qualified Plans     Retirement plans which receive favorable tax treatment under section 401, 403, 408 or 457 of the Code.

Renewal Amount      The contract value at the end of the initial guarantee
                    period or at the end of a renewal guarantee period.

Renewal Guarantee   The period of time during which a renewal guaranteed
Period              interest rate is in effect.

Renewal Guaranteed  The compound annual rate used to determine the interest
Interest Rate       earned on a renewal amount during a renewal guarantee
                    period. In no event shall this rate be less than 3%.

Separate Account    A segregated account of the Company that is not commingled with the Company's general assets and obligations.

                                     SUMMARY

DESCRIPTION OF THE CONTRACT

     The Contract. The contract offered by this Prospectus is a single purchase payment deferred fixed annuity contract. The contract provides for the accumulation of the contract value and the payment of annuity benefits on a fixed basis. The Prospectus describes participating interests in both group deferred annuity contracts and individual deferred annuity contracts. For information on eligible groups for the group deferred annuity contracts see "ELIGIBLE GROUPS FOR GROUP ANNUITY CONTRACT."


     Retirement Plans. The contract may be issued pursuant to either non-qualified retirement plans or plans qualifying for special income tax treatment under the Internal Revenue Code, such as individual retirement accounts and annuities, pension and profit-sharing plans for corporations and sole proprietorships/partnerships ("H.R. 10" and "Keogh" plans), tax-sheltered annuities, and state and local government deferred compensation plans. (See "QUALIFIED RETIREMENT PLANS") Those who are considering purchase of a contract for use in connection with a qualified retirement plan should consider, in evaluating the suitability of the contract, that the contract allows only a single premium purchase payment in an amount of at least $5,000.


     Purchase Payments. Purchase payments are paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period designated by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.

     Prior to the maturity date, the Company may, at its option, cancel a contract following the second contract anniversary if both (i) the total purchase payment made, less any withdrawals, is less than $2,000; and (ii) the higher of the contract value or the amount available upon total withdrawal is less than $2,000. The cancellation of contract privileges may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states. (See "PURCHASE PAYMENTS")

     Guarantee Periods. Currently, there are ten guarantee periods under the contract: one year through ten years. The Company may offer additional guarantee periods for any yearly period from one to twenty years. (See "INVESTMENT OPTIONS")

     Transfers Among Guarantee Periods. Before the maturity date, the contract owner may transfer the entire contract value to a different guarantee period at any time upon written notice to the Company or by telephone if the contract owner authorizes the Company in writing to accept telephone transfer requests. Amounts may only be transferred, however, once per contract year and the entire amount of the account must be transferred. Amounts transferred will be subject to a market value adjustment. (See "TRANSFERS AMONG INVESTMENT OPTIONS")

     Telephone Transactions. Contract owners are permitted to request transfers or withdrawals by telephone. (See "TELEPHONE TRANSACTIONS")

     Renewals. At the end of a guarantee period, the contract owner may choose a renewal guarantee period from any of the then existing guarantee period options, at the then current interest rates. (See "RENEWALS")

     Withdrawals. Prior to the earlier of the maturity date or the death of the contract owner, the owner may withdraw all or a portion of the contract value. The amount withdrawn must be at least $300 or, if less, the entire contract value. If a partial withdrawal plus any applicable withdrawal charge, after giving effect to any market value adjustment would reduce the contract value to less than $300, the Company will treat the partial withdrawal as a total withdrawal of the contract value. A withdrawal charge and market value adjustment may be imposed. (See "WITHDRAWALS") A withdrawal may be subject to a penalty tax. (See "FEDERAL TAX MATTERS")

     Death Benefits. The Company will pay the death benefit to the beneficiary if any contract owner dies before the maturity date. The death benefit is equal to the contract value. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. The death benefit will be determined as of the date on which written notice and proof of death and all required claim forms are received at the Company's Annuity Service Office.

     Annuity Payments. The Company offers a variety of fixed annuity options. Periodic annuity payments will begin on the maturity date. The contract owner may select the maturity date, frequency of payment and annuity option. (See "ANNUITY PROVISIONS")

     Ten Day Review. Within 10 days of receipt of a contract, the contract owner may cancel the contract by returning it to the Company or its agent. (See "TEN DAY RIGHT TO REVIEW")


     Market Value Adjustment. Any amount withdrawn, transferred or annuitized prior to the end of either the initial guarantee period or a renewal guarantee period will be adjusted by the market value adjustment factor described under "MARKET VALUE ADJUSTMENT."



     Withdrawal Charge. If a withdrawal is made from the contract before the maturity date, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn during the first seven contract years. There is never a withdrawal charge with respect to certain free withdrawal amounts described below or after seven complete contract years. The amount of the withdrawal charge and when it is assessed is discussed under "CHARGES AND DEDUCTIONS - WITHDRAWAL CHARGE."


     Tax Deferral. The status of the contract as an annuity generally allows all earnings on the underlying investments to be tax-deferred until withdrawn or until annuity payments begin. (See "FEDERAL TAX MATTERS"). This tax deferred treatment may be beneficial to contract owners in building assets in a long-term investment program.

NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

     North American Security Life Insurance Company ("the Company") is a stock life insurance company organized under the laws of Delaware in 1979. The Company's principal office is located at 116 Huntington Avenue, Boston, Massachusetts 02116. The ultimate parent of the Company is The Manufacturers Life Insurance Company ("Manulife"), a Canadian mutual life insurance company based in Toronto, Canada. Prior to January 1, 1996, the Company was a wholly owned subsidiary of North American Life Assurance Company ("NAL"), a Canadian mutual life insurance company. On January 1, 1996 NAL and Manulife merged with the combined company retaining the Manulife name.


     Effective January 1, 1996, immediately following the merger of NAL and Manulife, the Company experienced a corporate restructuring which resulted in the formation of a newly organized holding corporation, NAWL Holding Company, Inc. ("NAWL"). NAWL holds all of the outstanding shares of the Company and Wood Logan Associates, Inc. ("WLA"). Manulife owns all class A shares of NAWL, representing 85% of the voting shares of NAWL. Certain employees of WLA own all class B shares, which represent the remaining 15% voting interest in NAWL.


     The Company issues fixed and variable annuity and variable life contracts. Amounts invested in the fixed portion of the contracts are allocated either to the general account of the Company or in the case of the contract described in this Prospectus, to a separate account of the Company. Amounts invested in the variable portion of the contracts are allocated to the separate accounts of the Company (excluding the Fixed Account). These separate account assets are invested in shares of NASL Series Trust, a no-load, open end management investment company organized as a Massachusetts business trust.


     An indemnity coinsurance agreement was entered into between the Company and Peoples Security Life Insurance Company ("Peoples"), a subsidiary of the Providian Corporation, to reinsure fixed annuity business written by the Company for the product described in this prospectus. The indemnity aspects of the agreement provide that the Company remains liable for the contractual obligations whereas Peoples agrees to indemnify the Company for any contractual claims incurred. The coinsurance aspects of the agreement require the Company to transfer to Peoples an agreed upon percentage (currently, 100%) of all fixed premiums received by the Company for fixed annuity contracts written for the product described in this prospectus. Peoples reimburses the Company for the same agreed upon percentage of claims and provides expense allowances to cover commission and other costs associated with this fixed annuity business. Peoples contractual liability runs solely to the Company, and no contract owner shall have any right of action against Peoples. Peoples is responsible for investing the assets and is at risk for any potential investment gains and losses. There is no recourse back to the Company if investment losses are incurred.


The above summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus .

                            DESCRIPTION OF CONTRACT

ELIGIBLE GROUPS FOR GROUP ANNUITY CONTRACT


     The group deferred annuity contract may be issued to fund plans qualifying for special income tax treatment under the Internal Revenue Code, such as individual retirement accounts and annuities, pension and profit-sharing plans for corporations and sole proprietorships/partnerships ("H.R. 10" and "Keogh" plans), tax-sheltered annuities, and state and local government deferred compensation plans. Those who are considering purchase of a contract for use in connection with a qualified retirement plan should consider, in evaluating the suitability of the contract, that the contract allows only a single premium purchase payment in an amount of at least $5,000. (See "QUALIFIED RETIREMENT PLANS") The group deferred annuity contract is also designed so that it may be used with non-qualified retirement plans, such as deferred compensation and payroll savings plans and such other groups (trusteed or non-trusteed) as may be eligible under applicable law. Group deferred annuity contracts have been issued to the Security Life Trust, a trust established with United Missouri Bank, N.A., Kansas City, Missouri, as group holder for groups comprised of persons who have brokerage accounts with brokers having selling agreements with NASL Financial Services, Inc., the principal underwriter of the contracts.


     An eligible member of a group to which a contract has been issued may become an owner under the contract by submitting a completed application, if required by the Company, and a minimum purchase payment. A certificate summarizing the rights and benefits of the owner under the contract will be issued to an applicant acceptable to the Company. The Company reserves the right to decline to issue a certificate to any person in its sole discretion. All rights and privileges under the contract may be exercised by each owner as to his or her interest unless expressly reserved to the group holder. However, provisions of any plan in connection with which the contract was issued may restrict an owner's ability to exercise such rights and privileges.

ACCUMULATION PROVISIONS

PURCHASE PAYMENTS

     Purchase payments are paid to the Company at its Annuity Service Office. The minimum purchase payment for a contract is $5,000. The maximum purchase payment accepted without prior approval of the Company is $500,000. The purchase payment is allocated to the guarantee period selected by the contract owner. Additional purchase payments for a contract will not be accepted. Additional contracts may, however, be purchased at the then prevailing rates and terms.


     Prior to the maturity date, the Company may, at its option, cancel a contract following the second contract anniversary, if both (i) the total purchase payment made, less any withdrawals, is less than $2,000; and (ii) the higher of the contract value or the amount available upon total withdrawal is less than $2,000. The cancellation of contract privileges may vary in certain states in order to comply with the requirements of insurance laws and regulations in such state. Upon cancellation the Company will pay the contract owner the higher of the contract value and any annual administration fee or the amount available upon total withdrawal. The amount paid will be treated as a withdrawal for Federal tax purposes and thus may be subject to income tax and to a 10% penalty tax. (See "FEDERAL TAX MATTERS")


GUARANTEE PERIODS


     Currently, there are ten guarantee periods: one year through ten years. The Company may offer additional guarantee periods for any yearly period from one to twenty years. The contract provides for the accumulation of interest on the purchase payment at guaranteed rates for the duration of the guarantee period. From time to time, customers of certain broker-dealers may be offered special initial guaranteed interest rates which are higher than the initial guaranteed interest rate offered to the general public. In consideration of these higher interest rates, commissions to these broker-dealers may be reduced. The renewal guaranteed interest rate on a renewal amount allocated or transferred to a renewal guarantee period is determined from time-to-time by the Company in accordance with market conditions. Under certain circumstances, the Company may offer a rate in excess of the renewal guaranteed rate for the first year only of a renewal guarantee period. In no event will the renewal guaranteed interest rate be less than 3%. The interest rate is guaranteed for the duration of the guarantee period and may not be changed by the Company.

     For information on the reinsurance for the product described in this prospectus see "REINSURANCE."


TRANSFERS AMONG GUARANTEE PERIODS


     Before the maturity date the contract owner may transfer the entire contract value to a different guarantee period at any time upon written notice to the Company or by telephone if the contract owner authorizes the Company in writing to accept telephone transfer requests. Amounts may only be transferred, however, once per contract year and the entire contract value must be transferred. Amounts transferred will be subject to a transfer market value adjustment. The amount requested to be transferred will be multiplied by the market value adjustment factor to determine the transferred amount. (See "MARKET VALUE ADJUSTMENT"). The Company also reserves the right to modify or terminate the transfer privilege at any time in accordance with applicable law.


TELEPHONE TRANSACTIONS

     Contract owners are permitted to request transfers or withdrawals by telephone. The Company will not be liable for following instructions communicated by telephone that it reasonably believes to be genuine. To be permitted to request transfers or withdrawals by telephone, a contract owner must elect the option on an appropriate authorization form provided by the Company. The Company will employ reasonable procedures to confirm that instructions communicated by telephone are genuine and may only be liable for any losses due to unauthorized or fraudulent instructions where it fails to employ its procedures properly. Such procedures include the following: Upon telephoning a request, contract owners will be asked to provide certain identifying information. For the contract owner's and Company's protection, all conversations with contract owners will be tape recorded. All telephone transactions will be followed by a confirmation statement of the transaction.

RENEWALS

     At the end of a guarantee period, the contract owner may choose a renewal guarantee period from any of the then existing guarantee periods at the then current interest rate, all without the imposition of any charge. The contract owner may not select a guarantee period that would extend beyond the maturity date. In the case of renewals within one year of the maturity date, the only option available is to have interest accrued up to the maturity date at the then current interest rate for one year guarantee periods.

     If the contract owner does not specify the renewal guarantee period desired, the Company will select the same guarantee period as has just expired, so long as such period does not extend beyond the maturity date. In the event a renewal would extend beyond the maturity date, the Company will select the longest period that will not extend beyond such date, except in the case of a renewal within one year of the maturity date in which case the Company will credit interest up to the maturity date at the then current interest rate for one year guarantee periods.

WITHDRAWALS

     Prior to the earlier of the maturity date or the death of the contract owner, the owner may withdraw all or a portion of the contract value upon written request, complete with all necessary information, to the Company's Annuity Service Office. For certain qualified contracts, exercise of the withdrawal right may require the consent of the qualified plan participant's spouse under the Internal Revenue Code and regulations promulgated by the Treasury Department.

     In the case of a total withdrawal, as of the date of receipt of the request at its Annuity Service Office, the Company will cancel the contract and pay the following amount:

C + [ (A - B - C) x D], where:

A=the gross withdrawal value reduced by an applicable annual administration fee; B=the withdrawal charge;
C=the free withdrawal amount;
D=the market value adjustment factor.


(See "CHARGES AND DEDUCTIONS and `MARKET VALUE ADJUSTMENT")

     Partial withdrawals will use the formula specified above and the gross withdrawal value to determine the amount payable. Partial withdrawals will be subject to market value adjustments and possible withdrawal charges. The Company will deduct the gross withdrawal value from the contract value. The gross withdrawal value may not exceed the contract value.


     The Company may defer the payment of a full or partial withdrawal for not more than six months (or the period permitted by applicable state law if shorter) from the date the Company receives the withdrawal request and the contract. If payments are deferred thirty days or more, the amount deferred will earn interest at a rate not less than 3% per year or at a rate determined by applicable state law. The Company will not, however, defer payment for more than thirty days for any withdrawal effective at the end of any guarantee period.

     There is no limit on the frequency of partial withdrawals; however, the amount withdrawn must be at least $300 or, if less, the entire contract value. If a partial withdrawal plus any applicable withdrawal charge, after giving effect to any market value adjustment would reduce the contract value to less than $300, the Company will treat the partial withdrawal as a total withdrawal of the contract value.

     Withdrawals from the contract may be subject to income tax and a 10% penalty tax. Withdrawals are permitted from contracts issued in connection with
Section 403(b) qualified plans only under limited circumstances. (See "FEDERAL TAX MATTERS")

     TELEPHONE REDEMPTIONS. The contract owner may request the option to withdraw a portion of the contract value by telephone by completing the application described under "Telephone Transactions" above. The Company reserves the right to impose maximum withdrawal amounts and procedural requirements regarding this privilege. For additional information on Telephone Redemptions see "Telephone Transactions" above.

DEATH BENEFIT BEFORE MATURITY DATE


     In General. The following discussion applies principally to contracts that are not issued in connection with qualified plans, i.e., a "non-qualified contract." The requirements of the tax law applicable to qualified plans, and the tax treatment of amounts held and distributed under such plans, are quite complex. Accordingly, a prospective purchaser of the contract to be used in connection with a qualified plan should seek competent legal and tax advice regarding the suitability of the contract for the situation involved and the requirements governing the distribution of benefits, including death benefits, from a contract used in the plan.


     Determination of Death Benefit. The determination of the death benefit will be made on the date written notice and proof of death, as well as all required claims forms, are received at the Company's Annuity Service Office. No person is entitled to the death benefit until this time.


     Amount and Payment of Death Benefit. The Company will pay a death benefit equal to the contract value to the beneficiary if any contract owner dies before the maturity date. If there is a surviving contract owner, that contract owner will be deemed to be the beneficiary. No death benefit is payable on the death of any annuitant, except that if any contract owner is not a natural person, the death of any annuitant will be treated as the death of an owner. On the death of the last surviving annuitant, the contract owner, if a natural person, will become the annuitant unless the contract owner designates another person as the annuitant.



     The death benefit may be taken in the form of a lump sum immediately. If not taken immediately, the contract will continue subject to the following: (1) The beneficiary will become the contract owner. (2) No additional purchase payments may be made. (3) If the beneficiary is not the deceased owner's spouse, distribution of the contract owner's entire interest in the contract must be made within five years of the owner's death, or alternatively, distribution may be made as an annuity, under one of the annuity options described below, which begins within one year of the owner's death and is payable over the life of the beneficiary or over a period not extending beyond the life expectancy of the beneficiary. If the beneficiary dies before distributions described in "(3)" above are completed, the entire remaining contract value must be distributed in a lump sum immediately. (4) If the owner's spouse is the beneficiary, the spouse continues the contract as the new owner. In such a case, the distribution rules described in "(3)" applicable when a contract owner dies will apply when the spouse, as the owner, dies.


     If any annuitant is changed and any contract owner is not a natural person, the entire interest in the contract must be distributed to the contract owner within five years.

     Death benefits will be paid within seven days of the date the amount of the death benefit is determined, as described above, subject to postponement under the same circumstances that payment of withdrawals may be postponed. (See "WITHDRAWALS")

ANNUITY PROVISIONS

GENERAL

     The proceeds of the contract payable on death, withdrawal or the contract maturity date may be applied to the annuity options described below, subject to the distribution of death benefit provisions. See "DEATH BENEFIT BEFORE MATURITY DATE")

     Generally, annuity benefits under the contract will begin on the maturity date. The maturity date is the date specified on the contract specifications page, unless changed. If no date is specified, the maturity date is the maximum maturity date described below. The maximum maturity date is the first day of the month following the later of the 85th birthday of the annuitant or the tenth contract anniversary. The contract owner may specify a different maturity date at any time by written request at least one month before both the previously specified and the new maturity date. The new maturity date may not be later than the maximum maturity date unless the Company consents. Maturity dates which occur at advanced ages, e.g., past age 85, may in some circumstances have adverse income tax consequences. See "FEDERAL TAX MATTERS" Distributions from qualified contracts may be required before the maturity date.


     The contract owner may select the frequency of annuity payments. However, if the contract value at the maturity date is such that a monthly payment would be less than $20, the Company may pay the higher of contract value and any annual administration fee or the amount available upon total withdrawal in one lump sum to the annuitant on the maturity date.


ANNUITY OPTIONS

     Annuity benefits are available under the contract on a fixed basis. Upon purchase of the contract, and on or before the maturity date, the contract owner may select one or more of the annuity options described below or choose an alternate form of settlement acceptable to the Company. If an annuity option is not selected, the Company will provide as a default option annuity payments to be made for a period certain of 10 years and continuing thereafter during the lifetime of the annuitant. Treasury Department regulations may preclude the availability of certain annuity options in connection with certain qualified contracts.

     The following annuity options are guaranteed in the contract.

     Option 1(a): Non-Refund Life Annuity - An annuity with payments during the lifetime of the annuitant. No payments are due after the death of the annuitant. Since there is no guarantee that any minimum number of payments will be made, an annuitant may receive only one payment if the annuitant dies prior to the date the second payment is due.

     Option 1(b): Life Annuity with Payments Guaranteed for 10 Years - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if the annuitant dies prior to the end of the tenth year.

     Option 2(a): Joint & Survivor Non-Refund Life Annuity - An annuity with payments during the lifetimes of the annuitant and a designated co-annuitant. No payments are due after the death of the last survivor of the annuitant and co-annuitant. Since there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

     Option 2(b): Joint & Survivor Life Annuity with Payments Guaranteed for 10 Years - An annuity with payments guaranteed for 10 years and continuing thereafter during the lifetimes of the annuitant and a designated co-annuitant. Since payments are guaranteed for 10 years, annuity payments will be made to the end of such period if both the annuitant and the co-annuitant die prior to the end of the tenth year.

     In addition to the foregoing annuity options which the Company is contractually obligated to offer at all times, the Company currently offers the following annuity options. The Company may cease offering the following annuity options at any time and may offer other annuity options in the future.

     Option 3: Life annuity with Payments Guaranteed for 5, 15 or 20 Years - An Annuity with payments guaranteed for 5, 15 or 20 years and continuing thereafter during the lifetime of the annuitant. Since payments are guaranteed for the specific number of years, annuity payments will be made to the end of the last year of the 5, 15 or 20 year period.

     Option 4: Joint & Two-Thirds Survivor Non-Refund Life Annuity - An annuity with full payments during the joint lifetime of the annuitant and a designated co-annuitant and two-thirds payments during the lifetime of the survivor. Since there is no guarantee that any minimum number of payments will be made, an annuitant or co-annuitant may receive only one payment if the annuitant and co-annuitant die prior to the date the second payment is due.

     Option 5: Period Certain Only Annuity for 5, 10, 15 or 20 years - An annuity with payments for a 5, 10, 15 or 20 year period and no payments thereafter.

DEATH BENEFIT ON OR AFTER MATURITY DATE

     If annuity payments have been selected based on an annuity option providing for payments for a guaranteed period, and the annuitant dies on or after the maturity date, the Company will make the remaining guaranteed payments to the beneficiary. Any remaining payments will be made as rapidly as under the method of distribution being used as of the date of the annuitant's death. If no beneficiary is living, the Company will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the annuitant and the beneficiary.

OTHER CONTRACT PROVISIONS

TEN DAY RIGHT TO REVIEW

     The contract owner may cancel the contract by returning it to the Service Office or agent at any time within 10 days after receipt of the contract. Within 7 days of receipt of the contract by the Company, the Company will refund the payment made for the contract.

     No withdrawal charge is imposed upon return of the contract within the ten day right to review period. The ten day right to review may vary in certain states in order to comply with the requirements of insurance laws and regulations in such states. When the certificate is issued as an individual retirement annuity under Internal Revenue Code section 408, during the first 7 days of the 10 day period, the Company will return the contract value if this is greater than the amount otherwise payable.

OWNERSHIP

     In the case of an individual annuity contract, the contract owner is the person entitled to exercise all rights under the contract. In the case of a group annuity contract, the contract is owned by the group holder; however, all contract rights and privileges not expressly reserved to the group holder may be exercised by each owner as to his or her interest as specified in his or her certificate. Prior to the maturity date, the contract owner is the person designated in the contract specifications page or as subsequently named. On and after the maturity date, the annuitant is the contract owner. If amounts become payable to any beneficiary under the contract, the beneficiary is the contract owner.

     In the case of non-qualified contracts, ownership of the contract may be changed or the contract may be collaterally assigned at any time prior to the maturity date, subject to the rights of any irrevocable beneficiary. Assigning a contract, or changing the ownership of a contract, may be treated as a distribution of the contract value for Federal tax purposes. (See "FEDERAL TAX MATTERS")

     Any change of ownership or assignment must be made in writing. Any change must be approved by the Company. Any assignment and any change, if approved, will be effective as of the date the Company receives the request at its Annuity Service Office. The Company assumes no liability for any payments made or actions taken before a change is approved or an assignment is accepted or responsibility for the validity or sufficiency of any assignment. An absolute assignment will revoke the interest of any revocable beneficiary.

     In the case of qualified contracts, ownership of the contract generally may not be transferred except by the trustee of an exempt employees' trust which is part of a retirement plan qualified under Section 401 of the Internal Revenue Code or as otherwise permitted by applicable IRS regulations. Subject to the foregoing, a qualified contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the Company.

BENEFICIARY

     The beneficiary is the person, persons or entity designated in the contract specifications page or as subsequently named. However, if there is a surviving contract owner, that person will be treated as the beneficiary. The beneficiary may be changed subject to the rights of any irrevocable beneficiary. Any change must be made in writing, approved by the Company and if approved, will be effective as of the date on which written. The Company assumes no liability for any payments made or actions taken before the change is approved. If no beneficiary is living, the contingent beneficiary will be the beneficiary. The interest of any beneficiary is subject to that of any assignee. If no beneficiary or contingent beneficiary is living, the beneficiary is the estate of the deceased contract owner. In the case of certain qualified contracts, regulations promulgated by the Treasury Department prescribe certain limitations on the designation of a beneficiary.

ANNUITANT

     The annuitant is any natural person or persons whose life is used to determine the duration of annuity payments involving life contingencies. If the contract owner names more than one person as an "annuitant," the second person named shall be referred to as "co-annuitant." The annuitant is as designated on the contract specifications page or in the application, unless changed.

     On the death of the annuitant, the co-annuitant, if living, becomes the annuitant. If there is no living co-annuitant, the owner becomes the annuitant. In the case of certain qualified contracts, there are limitations on the ability to designate and change the annuitant and the co-annuitant.

MODIFICATION

     The Company will not change or modify the contract without the owner's or group holder's consent, as applicable, except to the extent necessary to conform to any applicable law or regulation or any ruling issued by a government agency. However, on 60 days' notice to the group holder, the Company may change the withdrawal charges, administration fees, free withdrawal percentage, annuity purchase rate and the market value adjustment as to any certificates issued after the effective date of the modification. The provisions of the contract shall be interepreted so as to comply with the requirements of Section 72(s) of the Code.

COMPANY APPROVAL


     The Company reserves the right to accept or reject a contract application at its sole discretion.


DISCONTINUANCE OF NEW OWNERS

     In the case of a group annuity contract, on thirty days' notice to the group holder, the company may limit or discontinue acceptance of new applications and the issuance of new certificates under a contract.

MARKET VALUE ADJUSTMENT


     Any amount withdrawn, transferred or annuitized prior to the end of either the initial guarantee period or a renewal guarantee period will be adjusted by the market value adjustment factor described below.


     The market value adjustment factor is determined by the following formula:
((1+i)/(1+j))n/12 where:

     i - The initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract.

     j - The guaranteed interest rate available, on the date the request is processed by the Company, for a guarantee period with the same length as the period remaining in the initial guarantee period or guarantee period. If the guarantee period of this length is not available, the guarantee period with the next highest duration which is maintained by the Company will be chosen.

     n - The number of complete months remaining to the end of the initial guarantee period or renewal guarantee period.


     There will be no market value adjustment in the following situations: (a) death of the contract owner; (b) amounts withdrawn within one month prior to the end of the guarantee period; and (c) amounts withdrawn in any contract year that do not exceed (i) 10% of total purchase payments less (ii) any prior partial withdrawals in that year.



     The market value adjustment reflects the relationship between the initial guaranteed interest rate or the renewal guaranteed interest rate applicable to the contract and the then current available guaranteed interest rate. Generally, if the initial guaranteed interest rate or the renewal guaranteed interest rate is lower than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to reduce the amount withdrawn, transferred or annuitized. Similarly, if the initial guaranteed interest rate or the renewal guaranteed interest rate is higher than the then current available guaranteed interest rate, then the effect of the market value adjustment will be to increase the amount withdrawn, transferred or annuitized. The greater the difference in these interest rates the greater the effect of the market value adjustment.



     The market value adjustment is also affected by the amount of time remaining in the guarantee period. Generally, the longer the time remaining in the guarantee period, the greater the effect of the market value adjustment on the amount withdrawn, transferred or annuitized. This is because the longer the time remaining in the guarantee period, the higher the compounding factor `n' in the market value adjustment factor.


     The cumulative effect of the market value adjustment and withdrawal charges could result in a contract owner receiving total withdrawal proceeds of less than the contract owner's investment in the contract.


     BECAUSE OF THE MARKET VALUE ADJUSTMENT PROVISION OF THE CONTRACT, THE CONTRACT OWNER BEARS THE INVESTMENT RISK THAT THE CURRENT AVAILABLE GUARANTEED INTEREST RATE OFFERED BY THE COMPANY AT THE TIME OF WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE HIGHER THAN THE INITIAL OR RENEWAL GUARANTEE INTEREST RATE APPLICABLE TO THE CONTRACT WITH THE RESULT THAT THE AMOUNT THE CONTRACT OWNER RECEIVES UPON A WITHDRAWAL, TRANSFER OR ANNUITIZATION MAY BE SUBSTANTIALLY REDUCED.



     For more information on the market value adjustment, including examples of its calculation, see Appendix B.


CHARGES AND DEDUCTIONS

WITHDRAWAL CHARGE

     If a withdrawal is made from the contract before the maturity date, a withdrawal charge (contingent deferred sales charge) may be assessed against amounts withdrawn during the first seven contract years. There is never a withdrawal charge with respect to certain free withdrawal amounts described below or after seven complete contract years. The amount of the withdrawal charge and when it is assessed is discussed below:

     1. In any contract year, the free withdrawal amount for that year is the excess of (i) over (ii), where (i) is 10% of the purchase payment and (ii) is all prior partial withdrawals in that contract year. Withdrawals allocated to the free withdrawal amount may be withdrawn without the imposition of a withdrawal charge.

     2. If a withdrawal is made at the end of the initial guarantee period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the third contract year. If a withdrawal is made at the end of any other guarantee period, no withdrawal charge will be applied provided such withdrawal occurs on or after the end of the fifth contract year. A request for withdrawal at the end of a guarantee period must be received in writing during the 30 days period preceding the end of that guarantee period.


     3. The amount of the withdrawal charge is calculated by multiplying the gross withdrawal value, less any administration fee and free withdrawal amount by the applicable withdrawal charge percentage obtained from the table below.


          NUMBER OF COMPLETED                 WITHDRAWAL CHARGE
             CONTRACT YEARS                   PERCENTAGE
          -----------------------------------------------------
                  0                                    7%
                  1                                    6%
                  2                                    5%
                  3                                    4%
                  4                                    3%
                  5                                    2%
                  6                                    1%
                  7+                                   0%


     4. There is generally no withdrawal charge on distributions made as a result of the death of the contract owner or, if applicable, the annuitant, (see "Death Benefit Before Maturity Date - Amount of Death Benefit).


     The amount collected from the withdrawal charge will be used to reimburse the Company for the compensation paid to cover selling concessions to broker-dealers, preparation of sales literature and other expenses related to sales activity.

     For examples of calculation of the withdrawal charge, see Appendix A. Withdrawals may be subject to a market value adjustment in addition to the withdrawal charge described above. (See "MARKET VALUE ADJUSTMENT.")

REDUCTION OR ELIMINATION OF WITHDRAWAL CHARGES

     The amount of the withdrawal charge on a contract or the period to which it applies may from time to time be reduced or eliminated for sales of the contracts to certain individuals or groups of individuals in such a manner that results in savings of sales expenses. The Company will consider such factors as
(i) the size and type of group, (ii) the amount of the single premium and/or
(iii) other transactions where sales expenses are reduced, when considering whether to reduce or eliminate the sales charge or the period to which it applies.

TAXES


     The Company reserves the right to charge, or provide for, certain taxes against purchase payments, contract values, death benefits or annuity payments. Such taxes may include premium taxes or other taxes levied by any government entity which the Company determines to have resulted from the (i) establishment or maintenance of the Fixed Account, (ii) receipt by the Company of purchase payments, (iii) issuance of the contracts, (iv) commencement or continuance of annuity payments under the contracts or (v) death of the owner or annuitant. In addition, the Company will withhold taxes to the extent required by applicable law.


     Except for residents in South Dakota, premium taxes will be deducted from the contract value used to provide for annuity payments unless required otherwise by applicable law. The amount deducted will depend on the premium tax assessed in the applicable state. State premium taxes currently range from 0% to 3.5% depending on the jurisdiction and the tax status of the contract and are subject to change by the legislature or other authority. (See "APPENDIX B: STATE PREMIUM TAXES") FOR RESIDENTS OF SOUTH DAKOTA, THE FOLLOWING PREMIUM TAX ASSESSMENT WILL APPLY: A premium tax will be assessed against all non-qualified purchase payments received from contract owners who are residents of South Dakota. The rate of tax is 1.25%. The state premium tax will be collected upon payment of any withdrawal benefits, upon any annuitization or payment of death benefits. In the state of South Dakota, purchase payments received in connection with the funding of a qualified plan are exempt from state premium tax.

ADMINISTRATION FEE

     To compensate the Company for assuming certain administrative expenses, the Company reserves the right to charge an annual administration fee. Prior to the maturity date, the administration fee is deducted on the last day of each contract year. If the contract is surrendered for its contract value on any date other than the last day of any contract year, the Company will deduct the full amount of the administration fee from the amount paid. Currently, no fee is being assessed.

REINSURANCE


     An indemnity coinsurance agreement was entered into between the Company and Peoples Security Life Insurance Company ("Peoples"), a subsidiary of the Providian Corporation, to reinsure fixed annuity business written by the Company for the product described in this prospectus.



     The indemnity aspects of the agreement provide that the Company remains liable for the contractual obligations whereas Peoples agrees to indemnify the Company for any contractual claims incurred. The coinsurance aspects of the agreement require the Company to transfer to Peoples an agreed upon percentage (currently, 100%) of assets backing the fixed annuity premiums received by the Company for fixed annuity contracts. Peoples reimburses the Company for a percentage of claims and provides expense allowances to cover commission and other costs associated with this fixed annuity business. Peoples contractual liability runs solely to the Company, and no contract owner shall have any right of action against Peoples.



     Peoples is responsible for investing the fixed annuity premiums received and is at risk for any potential investment gains and losses. Under this agreement, the Company will continue to administer the fixed annuity business for which it will earn an expense allowance. The Company has set up a reserve to recognize that expense allowances received from Providian under this indemnity coinsurance agreement do not fully reimburse the Company for overhead expenses allocated to this fixed annuity line of business (See Note F to the Company's financial statements).


Peoples is a wholly-owned subsidiary of Louisville, Kentucky based Providian Corporation, a diversified financial services corporation.




                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

DESCRIPTION OF BUSINESS

     Organization and History
     ------------------------


     North American Security Life Insurance Company (the "Company") is a stock life insurance company organized under the laws of Delaware in 1979. The Company's principal office is located at 116 Huntington Avenue, Boston, Massachusetts 02116. The ultimate parent of the Company is The Manufacturers Life Insurance Company ("Manulife"), a Canadian mutual life insurance company based in Toronto, Canada. Prior to January 1, 1996, the Company was a wholly owned subsidiary of North American Life Assurance Company ("NAL"), a Canadian mutual life insurance company. On January 1, 1996 NAL and Manulife merged with the combined company retaining the Manulife name.



     Effective January 1, 1996, immediately following the merger of NAL and Manulife, the Company experienced a corporate restructuring which resulted in the formation of a newly organized holding corporation, NAWL Holding Company, Inc. ("NAWL"). NAWL holds all of the outstanding shares of the Company and Wood Logan Associates, Inc. ("WLA"). Manulife owns all class A shares of NAWL, representing 85% of the voting shares of NAWL. Certain employees of WLA own all class B shares, which represent the remaining 15% voting interest in NAWL.



     On June 19, 1992, the Company formed First North American Life Assurance Company ("FNAL"). Subsequently, on July 22, 1992, FNA was granted a license by the New York State Insurance Department. FNAL issues fixed and variable annuity contracts in the State of New York.

     NASL Financial Services, Inc. ("NASL Financial"), a wholly-owned subsidiary of the Company, acts as principal underwriter to the contracts issued by the Company and FNAL. NASL Financial has entered into a promotional agent agreement with WLA to act as the non-exclusive agent for the promotion of the Company's insurance contract sales. (See "Distributor" below).


     Product Lines
     -------------


     The Company issues fixed and variable annuities and variable life contracts. Premiums received during 1995 totaled $1,090.0 million, gross of reinsurance of $98.4 million, and included $1.8 million from individual fixed annuity contracts, $11.1 million from variable annuity contracts, $1,076.9 million from combination fixed and variable annuity contracts and $0.2 million from variable life contracts. Amounts invested in the fixed portion of the Company's insurance contracts are allocated to the general account of the Company or in the case of the contract described in this prospectus, to a non-unitized separate account of the Company. Amounts invested in the variable portion of the contracts are allocated to separate accounts of the Company. The separate account assets (other than the separate account described in this prospectus) are invested in shares of NASL Series Trust, a no-load, open end management investment company organized as a Massachusetts business trust.



     The Company also sponsors a family of mutual funds, the North American Funds, which is advised by NASL Financial Services, Inc. Currently, the North American Funds is comprised of thirteen portfolios. Assets under management as of December 31, 1995 were approximately $734.3 million.



     As of December 31, 1996, the Company was licensed to sell fixed and variable annuities insurance in all states except New Hampshire, New York, Rhode Island and Vermont and was licensed to sell variable life insurance in all states except New Hampshire, New York, North Carolina and Vermont.


     Property and Office Location
     ----------------------------

     The Company's offices are located at 116 Huntington Avenue, Boston, Massachusetts where the Company leases office space. The Company owns no real property which is used for business purposes.

MANAGEMENT DISCUSSION & ANALYSIS

     Overview
     --------


The Company issues fixed and variable annuity contracts and variable life insurance. Amounts invested in variable contracts are allocated to separate accounts of the Company. The assets of the separate accounts are invested in shares of the NASL Series Trust, a no-load, open-end management investment company organized as a Massachusetts business trust. Amounts invested in the fixed portion of the contracts are subject to an indemnity coinsurance agreement entered into between the Company and Peoples Security Life Insurance Company ("Peoples") effective June 30, 1995. All sales and marketing support for the annuity and life business is provided by Wood Logan Associates, Inc. Annuity and variable life products are primarily sold through major wirehouses, regional broker dealers, financial planners and banks.



The Company's primary sources of earnings are separate account fees earned on variable contractholders' account balances and advisory fees earned on separate account assets. Hence, a key factor in the Company's profitability is sustained growth in the underlying assets through market performance coupled with the ability to acquire and retain annuity and variable life deposits. Yet, although strong sales position the Company for future growth in surplus, initially under statutory accounting there is a loss from operations due to the expensing of acquisition costs (principally commission costs) in excess of the expense allowances provided in the reserve basis. Whenever a company experiences rapid growth relative to the total business in force, as the Company did from 1992 through September 30, 1996, the first year losses on new business will generally exceed the profits generated on the in force business. This result is due to the conservative nature of statutory accounting. Eventually, as the profits on the in force block of business become greater than the cost of writing new business, profits will emerge.



     Basis of Presentation

Financial results have been prepared on the basis of statutory accounting practices which until December 31, 1995, were considered by the insurance industry to be in accordance with generally accepted accounting principles
(GAAP) for mutual life insurance companies and their wholly-owned subsidiaries. Commencing January 1, 1996, financial statements prepared on the basis of statutory accounting practices will no longer be considered in accordance with GAAP. A description of the accounting policies can be found in Note B to the December 31, 1995 audited financial statements.





     Results of Operations
     ---------------------


                September 30, 1996 Compared to September 30, 1995



For the nine months ended September 30, 1996, the Company incurred a net loss of $.9 million versus a net gain of $15.1 million for the nine months ended September 30, 1995.



Annuity deposits increased from $714.7 million to $790.3 million for the nine months ended September 30, 1995 and 1996, respectively. The increase in deposits was due to favorable investment performance and attractiveness of specific competitive features of the Company's annuity product, such as the enhanced minimum death benefit guarantee. Additionally, fixed annuity premiums were ceded for the whole nine months in 1996 versus only three months for the comparable period in 1995. Had there been no cession of premuim, the growth would have been even greater. Annuity benefits increased from $205.8 million to $269.3 million for the same time period which was expected given the higher and more mature inforce business. Both the growth in annuity deposits and benefits are offset by the change in separate account liabilities. With the growth in separate account assets, due to net deposits and investment performance the Company recognized an increase in mortality and expense fees of approximately $16.1 million in 1996 versus 1995.



On June 30, 1995, the Company entered into an indemnity coinsurance agreement with Peoples for all existing and future fixed annuity business. Under this agreement, the Company transferred all assets backing its fixed annuity obligations to Peoples. The financial affect of this agreement resulted in a positive impact on surplus of approximately $10.0 million, of which $7.5 million had a positive effect on income in 1995. Through the nine months ended September 30, 1996 the Company had net transfers from the reinsured fixed account to the separate account of $161.5 million, incurring a recapture fee of $9.8 million. These transfers are similar to new business in that the recapture fee (acquisition cost) results in a loss to the extent that they exceed the expense allowances in the reserve basis.



Other expenses, including general expenses, commissions and interest expense were $90.4 million versus $77.8 million at September 30, 1996 and 1995, respectively. These expenses increased primarily due to the increase in annuity deposits and higher personnel and technology costs.



                              1995 Compared to 1994



The Company incurred a net loss form operations of $7.3 million versus a loss of $30.4 million in 1994. Although there was a significant improvement relative to 1994 results, specific events occurred in 1995 that resulted in the net loss recorded.



Annuity deposits decreased from $1,140.0 million to $991.6 million in 1994 and 1995, respectively. The reduction in annuity deposits was primarily the result of below market investment results within the NASL Series Trust, the underlying mutual fund for the annuity product, and investor concern over the downgrade in the rating received from A. M. Best of our previous parent company and the cession of fixed annuity deposits for the second half of 1995. Annuity benefits increased from $206.7 million to $269.7 million in 1994 and 1995, respectively which was expected given the higher and more mature business in force. Both the growth in annuity deposits and benefits are offset by the change in separate account liabilities of $415.6 million in 1995 and 732.8 million in 1994. With the growth in separate account assets, due to net deposits and investment performance the Company recognized an increase in mortality and expense fees of approximately $10.9 million in 1995 versus 1994. Investment performance within the NASL Series Trust improved significantly in 1995 versus 1994. This resulted in an increase in potential surrender charges available therefore reducing statutory reserves under the Commissioner Annuity Reserve Valuation Method. This reserve reduction which improved statutory earnings for 1995.



The loss of $7.3 million recognized in 1995 did reflect the establishment of additional reserves of $19 million required by the NAIC under Guideline GGG. This regulation clarified how the Commissioner's Annuity Reserve Valuation Method ("CARVM") is to be applied with the result that reserves must be sufficient to protect the Company against the worst possible combination of events as part of its reserve adequacy testing.



Under the coinsurance agreement with Peoples, the Company expensed an initial consideration of $727.5 million which resulted in a net decrease in reserves expense of $621.5 million and an increase in surplus of approximately $10.0 million, of which $7.5 million had a positive effect on income in 1995. Effective December 31, 1994 the Company recaptured its reinsurance with its parent, North American Life Assurance Company, by paying a recapture fee which resulted in a negative effect on income of $6.5 million.



Commission costs decreased from $82.0 million to $73.6 million in 1994 and 1995, respectively directly due to the decrease in annuity deposits. Other expenses, including general expenses and interest increased from $23.9 million to $31.9 million in 1994 and 1995, respectively as a result of incurring additional debt to finance acquisition costs and added personnel and technology related costs to support the larger inforce block of annuity business.



Additionally, an increase in net investment income earned on general account assets and a decrease in realized capital losses had a $9.8 million positive impact on earnings in 1995.



                              1994 Compared to 1993



The Company incurred a net loss from operations of $30.4 million in 1994 versus a net loss of $10.7 million in 1993.



Annuity deposits decreased from $1,255.2 million to $1,140.0 million in 1993 and 1994, respectively. The reduction in annuity deposits was primarily the result of below market investment results within the NASL Series Trust and investor concern over the downgrade in the A.M. Best rating of our previous parent company. Annuity benefits increased from $195.1 million to $206.7 million in 1993 and 1994, respectively which was expected given the higher and more mature business in force. The change in both annuity deposits and benefits is offset by the change in separate account liabilities of $732.8 million and $971.9 million in 1994 and 1993, respectively. With the growth in separate account assets, due to net deposits and investment performance, the Company recognized an increase in mortality and expense fees of approximately $17.4 million in 1994 versus 1993. Investment performance within the NASL Series Trust declined significantly in 1994 versus 1993. This resulted in a decrease in potential surrender charges available therefore increasing statutory reserves under the Commissioner
Annuity Reserve Valuation Method. This reserve increase negatively affected earnings in 1994.



Effective December 31, 1994 the Company recaptured its reinsurance with its parent, North American Life Assurance Company, by paying a recapture fee which resulted in a negative effect on income of $6.5 million.



Other expenses, including general expenses and interest increased from $13.9 million to $23.9 million in 1993 and 1994, respectively as a result of the Company incurring additional debt to finance acquisition costs and added personnel and technology related costs to support the larger inforce block of annuity business.



     Financial Position


     Assets and Liabilities


                September 30, 1996 Compared to December 31, 1995



At September 30, 1996 total assets were $6,078.6 million, an increase of $1,116.1 million or 22.5% from December 31, 1995. The majority of this growth was the increase in separate account assets of $1,094.7 million which was attributable to sales, strong market performance and favorable persistency. Total liabilities were $6,016.2 million , an increase of $1,103.9 million from December 31, 1995, again primarily the result of the corresponding increase in separate account liabilities.



                 December 31, 1995 Compared to December 31, 1994



At December 31, 1995 total assets were $4,962.5 million, an increase of $722.3 million or 17.0% from 1994. Total liabilities at December 31, 1995 were $4,912.3 million an increase of $731.5 million over 1994. Separate account assets and liabilities increased by $1,253.5 million from 1994 directly due to the increase in sales and positive investment performance. In 1995, the Company entered into a indemnity coinsurance agreement with Peoples which transferred all assets backing its fixed annuity obligations to the reinsurer. As a result of this agreement, general account assets declined from $578.9 million at December 31, 1994 to $47.8 million at December 31, 1995.


     Capital and Surplus


                September 30, 1996 Compared to December 31, 1995



Total capital and surplus at September 30, 1996 was $62.4 million, an increase of $12.2 million from December 31, 1995. The Company received $15.0 million of additional paid in capital from Manulife which offset the $2.8 million increase in the unassigned deficit primarily attributable to a $2.5 million initial commission on reinsurance ceded.



                 December 31, 1995 Compared to December 31, 1994



Total capital and surplus at December 31, 1995 was $50.2 million, a decrease of $9.3 million from December 31, 1994. The primary reason for the change in surplus was due to the loss from operations of $7.3 million. Other surplus adjustments which netted to a negative surplus affect of $2.0 million included; allowance for reinsurance ceded of $3.0 million offset by a combined net change in non-admitted assets and valuation reserve of $1.0 million.

     Liquidity and Capital Resources



The growth of the variable annuity market, particularly the substantial increase in the Company's sales since 1993, has resulted in the Company needing to obtain cash financing to support this growth. This is driven by the fact that the Company must invest 100% of the variable option premiums in the separate accounts while paying commissions on that block of business. Prior to 1995, the Company used capital and general account assets to fund commissions. However since 1995, under the Peoples fixed account reinsurance agreement, the Company settles all general account obligations on a timely basis with Peoples. Therefore, substantially all commission costs are financed through borrowing and internally generated cash flows.



Since the commissions paid on separate account business exceed the separate account surplus, the Company obtained external financing in 1994 by entering into a $150 million revolving credit and term loan agreement (the "Loan") with the Canadian Imperial Bank of Commerce and Deutsche Bank AG ("CIBC"). The Loan was collateralized by the mortality and expense risk charges and surrender charges due from a separate account (that is distinct from the separate account for the product described in this Prospectus) excluding any portion thereof subject to existing reinsurance agreements. The Loan is subordinated in every respect to the claims of the Company's contractholders. The Company was subject to various affirmative and negative covenants under this Loan, whereby breach of these covenants could have caused an event of default. Such covenants required the Company to meet certain financial ratios and placed restrictions on incurring additional debt, reinsurance and capital changes.



As a result of the merger with Manulife, the Company became party to a restructured lending facility that will provide sufficient cash flow needs at more favorable interest rate margins. Consequently, in April 1996, the Company extinguished its debt with CIBC through a restructured financing arrangement directly with Manulife.

Aside from the financing needs for funding acquisition costs, the Company's cash flows are adequate to meet the general obligations on all annuity contracts.

     Reinsurance
     -----------


     Peoples Security Life Insurance Company. See "REINSURANCE" for a description of the reinsurance agreement with Peoples Security Life Insurance Company.


     Connecticut General Life Insurance Company and Swiss Re Life Company America. The Company entered into treaties with Connecticut General Life Insurance Company ("CIGNA") and Swiss Re Life Company America ("Swiss"), effective July 1, 1995 and August 1, 1995, respectively, to reinsure its minimum death benefit guarantee risks, with each company assuming 50% of the risk. In addition, the Company reinsured with CIGNA 50% of its risk related to the waiving of surrender charges at death. The Company is paying CIGNA and Swiss under these reinsurance agreements an asset based premium, the level of which varies with both the amount of exposure to this risk and the realized experience.


     Transamerica. Effective November 1, 1995, the Company entered into two reinsurance agreements with Transamerica Occidental Life Insurance Company ("Transamerica") for variable life insurance contracts. The first reinsurance agreement provides quota-share modified-coinsurance for contract obligations attributable to the variable account investment options. The second reinsurance agreement provides yearly renewable term coverage for insurance amounts in excess of the Company's retention limits.



     ITT Lyndon Life. On December 31, 1993, the Company entered into a modified coinsurance agreement with ITT Lyndon Life, to cede one of the Company's variable annuity contract forms. As of December 31, 1995, 95% of these contracts were ceded.


     Paine Webber Life. Effective December 31, 1994, the Company entered into an indemnity reinsurance agreement with Paine Webber Life to reinsure a portion of its policy forms. The quota share percentage varies between 15% and 35% depending on the policy form. The form of reinsurance is modified coinsurance and only covers the variable portion of contract written by Paine Webber brokers. All elements of risk (including mortality, persistency and investment performance) have been transferred with the exception of the minimum death benefit guarantee. The Company receives an allowance to cover the expected cost of the minimum death benefit guarantee.

     Under each of the reinsurance agreements, the Company remains primarily liable for the payment of benefits to all policyholders. In the event of a reinsurer becoming insolvent, the Company remains liable for policyholder benefits. For further information on the Company's reinsurance, see note F to the Company's financial statements in this Prospectus.

     Reserves
     --------

     In accordance with insurance laws and regulations under which the Company operates and statutory accounting principles, the Company is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding contracts. Reserves are based on mortality tables in general use in the United States and are computed to equal amounts that, with additions from premiums to be received and with interest on such reserves computed annually at certain assumed rates, will be sufficient to meet the Company's contract obligations at their maturities or in the event of the insured's death. In the financial statements included in this Prospectus, these reserves are determined in accordance with statutory accounting principles.

     For further information on the Company's reserves, see note E to the Company's financial statements in this Prospectus.

     Investments
     -----------


     As noted above under "Reinsurance," all assets backing the fixed annuity obligations of the Company were transferred to Peoples. The Company's assets must be invested in accordance with requirements of applicable state laws and regulations regarding the nature and quality of investments that may be made by insurance companies and the percentage of its assets that may be held in certain types of investments. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments.




     Competition
     -----------


     The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing annuity products. There are approximately 2,100 stock, mutual and other types of insurers in the life insurance business in the United States, a significant number of which are substantially larger than the Company. As of December 31, 1996, the Company had 194 employees.


     Government Regulation
     ---------------------


     The Company is subject to the laws of the state of Delaware governing insurance companies and to the regulation of the Delaware Insurance Department (FNAL is subject to the laws and regulation of the State of New York). In addition, the Company is subject to regulation under the insurance laws of other jurisdictions in which the Company operates. Regulation by each insurance department includes periodic examination to determine the Company's contract liabilities and reserves so that each insurance department may verify that these items are correct. Regulation by supervisory agencies includes licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requiremements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulation of the type and amounts of investments permitted. The Company's books and accounts are subject to review by each insurance department and other supervisory agencies at all times, and the Company files annual statements with these agencies. A full examination of the Company's operations is conducted periodically by the Delaware insurance department.



     In addition, several states, including Delaware and Michigan, regulate affiliated groups of insurers, such as the Company, under insurance holding company legislation. Manulife's state of entry for insurance regulatory purposes is Michigan. In addition, several of its insurance subsidiaries are domiciled there. Consequently, Michigan's Insurance Bureau has jurisdiction in applying such legislation to transactions between Manulife and its U.S. insurance company affiliates. Under such laws, intercompany transactions, transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies. Transactions between NASL and Wood Logan are primarily regulated by Delaware, but may also be regulated by Michigan if the transaction involves Manulife or any of its insurance subsidiaries domiciled in Michigan.


     Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed (up to prescribed limits) for policyholder losses incurred by insolvent companies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assesment may be excused or deferred if it would threaten an insurer's own financial strength.


     Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Federal legislation that removed barriers preventing banks from engaging in the insurance business or that changed the Federal income tax treatment of insurance companies, insurance company products, or employee benefit plans could significantly affect the insurance business.

                            SELECTED FINANCIAL DATA

                                                      FOR THE YEARS ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1995         1994         1993         1992         1991
                                       ----------   ----------   ----------   ----------   ----------
                                                               (IN THOUSANDS)

REVENUES
Premiums, Annuity Deposits and Other
  Revenue............................  $  991,552   $1,139,953   $1,255,219   $  471,449   $  281,570
Investment Income, Net of Investment
  Expenses...........................      35,910       30,560       27,851       30,307       29,112
Commissions and Expense Allowances on
  Reinsurance Ceded..................      14,677        7,019          587        9,378        2,648
Reserve Adjustment on Reinsurance
  Ceded..............................     (48,223)      (6,024)     (23,682)     114,567       (9,654)
Other Revenue........................       3,901        4,968
                                       ----------   ----------   ----------   ----------   ----------
                                          997,817    1,176,476    1,259,975      625,701      303,676
                                       ----------   ----------   ----------   ----------   ----------
BENEFITS AND EXPENSES
Policyholder Benefits................     269,689      206,711      195,065      115,655       49,061
Commissions on Premiums and Annuity
  Considerations.....................      73,594       81,981       82,137       43,291       20,640
Reserves.............................    (517,161)     146,552        5,338       20,902       61,915
Net Transfers to Separate Accounts...     415,529      732,768      971,871      428,857      163,397
Reinsurance Costs....................     727,523
Other Expenses.......................      33,298       31,883       13,945       37,078       10,711
                                       ----------   ----------   ----------   ----------   ----------
                                        1,002,472    1,199,895    1,268,356      645,783      305,724
                                       ----------   ----------   ----------   ----------   ----------
Loss Before Federal Income Tax
  Provision..........................      (4,655)     (23,419)      (8,381)     (20,082)      (2,048)
Federal Income Tax Provision.........                        6          193
                                       ----------   ----------   ----------   ----------   ----------
Loss from Operations After Federal
  Income Tax Provision...............      (4,655)     (23,425)      (8,574)     (20,082)      (2,048)
Net Realized Capital Gains
  (Losses)...........................      (2,633)      (7,029)      (2,104)        (229)       1,765
                                       ----------   ----------   ----------   ----------   ----------
Net Loss from Operations.............  ($   7,288)  ($  30,454)  ($  10,678)  ($  20,311)  ($     283)
                                       ==========   ==========   ==========   ==========   ==========
Total Assets.........................  $4,962,504   $4,240,248   $3,415,584   $2,024,019   $1,521,429
                                       ==========   ==========   ==========   ==========   ==========



OFFICERS AND DIRECTORS OF THE COMPANY

     The directors and executive officers of the Company, together with their principal occupations during the past five years, are as follows:


NAME                          POSITION WITH THE                     PRINCIPAL OCCUPATION
                              COMPANY


John D. DesPrez III           Director* and President               Vice President, U.S. Annuities, of Manulife, September 1996
Age: 40                                                             to present; Director and President of the Company, September
                                                                    1996 to present; Vice President, Mutual Funds, of Manulife,
                                                                    January, 1995 to September 1996, President and Chief
                                                                    Executive Officer of the North American Funds, March 1993 to
                                                                    September 1996; Vice President and General Counsel of the
                                                                    Company, January 1991 to June 1994.



Peter S. Hutchison            Director* Senior                      Vice President, Corporate Taxation of Manulife, January 1996
Age: 47                                                             to present; Executive Vice President and Chief Financial
                                                                    Officer of North American Life, September 1994 to December
                                                                    31, 1995; Senior Vice President and Chief Actuary, North
                                                                    American Life, April 1992 to August 1994; Vice President and
                                                                    Chief Actuary, North American Life, September 1990 to March
                                                                    1992.



Brian L. Moore                Director* and Chairman of the         Executive Vice President, Canadian Insurance Operations, of
Age: 52                       Board of Directors                    Manulife, January 1996 to present; Chief Executive Officer and President, The North American Group Inc., and Chief
                                                                    Executive Officer, North American Life, January 1996 to
                                                                    December, 1995; President, The North American Group Inc. and
                                                                    Vice-Chairman and Director, North American Life, October
                                                                    1993 to December 1994; President, North American Life
                                                                    Financial Services Inc., July 1992 to October 1993;
                                                                    Executive Vice President and C.F.O., North American Life,
                                                                    September 1988 to October 1993.



James D. Gallagher            Vice President, Secretary and         Vice President, Legal Services U.S. Operations, of Manulife,
Age: 42                       General Counsel                       January 1996 to present; Vice President, Secretary and
                                                                    General Counsel of the Company, June 1994 to present; Vice
                                                                    President and Associate General Counsel, The Prudential
                                                                    Insurance Company of America, 1990-1994.



Richard C. Hirtle             Vice President, Treasurer, Chief      Vice President, Chief Financial Officer, Annuities, of
Age: 41                       Financial Officer                     Manulife, January 1996 to present; Vice President,
                                                                    Treasurer, Chief Financial Officer and of the Company,
                                                                    November 1988 to January 1996.



Hugh C. McHaffie              Vice President, Product Management    Vice President, Annuities and Product Development,
Age: 38                                                             of Manulife, January 1996 to




NAME                          POSITION WITH THE                     PRINCIPAL OCCUPATION
                              COMPANY


                                                                    present; Vice President and Product Actuary of the Company,
                                                                    August 1994 to present; Product Development Executive of the
                                                                    Company, August 1990 to August 1994.



Iain W. Scott                 Vice President, Life                  Vice President, Single Premium Variable Life, of Manulife,
Age: 45                       Products                              January 1996 to present; Vice President, Life Products of
                                                                    the Company, 1994 to present; Vice President of U.S.
                                                                    Distribution, North American Life, 1992 to 1994; Vice
                                                                    President, Marketing, M Financial Group of Portland, Oregon,
                                                                    1990 to 1992.



Janet Sweeney                 Vice President, Human Resources       Vice President, Human Resources, U.S. Operations, of
                                                                    Manulife, January 1996 to present; Vice President, Corporate
                                                                    Services of the Company, January 1995 to January 1996;
                                                                    Executive, Corporate Services of the Company, July 1989 to
                                                                    December 1994.



John G. Vrysen                Vice President and Chief Actuary      Vice President and Chief Financial Officer, U.S. Operations,
Age: 41                                                             of Manulife, January 1996 to present; Vice President and
                                                                    Chief Actuary of the Company, January 1986 to present.



James R. Boyle                Vice President and Chief              Vice President, Administration Accumulation Products, of
Age:  37                      Administrative Officer                Manulife, Vice President and Chief Administrative Officer of
                                                                    the Company, September 1996 to present; Vice President,
                                                                    Treasurer and Chief Administrative Officer, June 1994 to
                                                                    September 1996, the North American Funds; Corporate
                                                                    Controller of the Company, July 1993 to June 1994; Mutual
                                                                    Fund Accounting Executive of the Company, June 1992 to July
                                                                    1993; Audit Manager, 1990 to June 1992, Coopers & Lybrand
                                                                    L.L.P.


*Each director is elected to serve until the next annual meeting of shareholders or until his or her successor is elected and qualified.


EXECUTIVE COMPENSATION


     The Company's executive officers may also serve as officers of one or more of the Company's affiliates including FNAL and Manulife and its affiliates. Allocations have been made as to such officers' time devoted to duties as executive officers of the Company. The following table shows the allocated compensation paid or awarded to or earned by the Company's Chief Executive Officer for services provided to the Company. No other executive officer had allocated cash compensation in excess of $100,000.


                           Summary Compensation Table
                           --------------------------

----------------------------------------------------------------------------------------

Name and            Year    Salary       Bonus       Other Annual       All Other
Principal Position                                   Compensation (1)   Compensation (2)
----------------------------------------------------------------------------------------
William J.          1996    $101,250     $3,790      $4,531             $4,521
Atherton,
President*

John D DesPrez,     1996    $107,004     $10,673     $969               $5,108
President**


*  President prior to September 1996.

** President since September 1996.



(1) Other Annual Compensation includes car allowance, car expense reimbursement and group term life insurance premiums.



(2) Other Compensation includes Company paid 401(k) plan and pension contributions.



     No executive officer participates in the formulation of his or her compensation. The compensation of executive officers is determined by the individual to whom the officer reports and is approved by Manulife.



     In addition to cash compensation, all officers are entitled to a standard benefit package including medical, dental, pension, basic and dependent life insurance, defined contribution plan and long and short -term disability coverage. There are no other benefit packages which currently enhance overall compensation by more than 10%.



     Executive officers participate in certain plans sponsored by the Company. A short-term incentive plan is in place for all employees of the Company at the executive level and above. Pay-outs under the short-term incentive plan are based on a percentage of salary and the employee's level in the organization.



     All employees at the Assistant Vice President level or above are eligible for the Manulife Annual Incentive Plan. Under this plan, a reward target is established for each organizational level of Manulife, expressed as a percentage of the employee's base salary as of December 31st of the plan year. Incentive payments are based on Manulife earnings and organizational level objectives as well as individual achievement.



     All employees at the Vice President level and above are eligible to participate in the Manulife Long Term Incentive Plan. The Manulife Long Term Incentive Plan is an appreciation rights plan. Participation in this plan is generally granted to officers of Manulife who are recommended for participation in the plan by the Chief Executive Officer of Manulife and the Management Resource Compensation Committee of Manulife. Grants under the plan are calculated based on the officer's position at Manulife as well as certain other factors and are split evenly into two categories, cash appreciation rights and retirement appreciation rights. Grants appreciate proportionally to the statutory surplus of Manulife. Cash appreciation rights may be exercised on or after the fourth anniversary of the grant whereas retirement appreciation rights may only be exercised upon retirement.



     Prior to December 31, 1995, NAL maintained a defined benefit pension plan for all U.S. employees which vests at five years of service. This plan has been continued by Manulife. Benefit pay-out is a function of years of service and average earnings during the employee's last five years of service. Under the Internal Revenue Code of 1986, as amended (the "Code"), the annual Pension Credit is currently earned at a maximum salary of $150,000. Normal retirement age is 65. Pay-out is an annuity based with either a single life with a 10 year guarantee or joint life and 50% survivor. The normal retirement benefit is a monthly pension benefit in an amount equal to the Employer Pension Credit plus the Participant Pension Credit (The plan has been non-contributory since January 1, 1990). The Employer Pension Credit is determined as follows:


     The Employer Pension Credit is generally equal to the average of the pension Units A during the employee's last five years of employment, multiplied by the years of benefit service earned after December 31, 1966 (not to exceed 35 years). For each year in the average period, the Pension Units A is equal to 1.1% of compensation plus 0.4% of compensation in excess of the Social Security Taxable Wage Base. Pension Units A prior to January 1, 1981 are calculated using only compensation less than or equal to $75,000.



     Combined pension benefits at age 65 under these arrangements are as follows:


                                         Years of Service
--------------------------------------------------------------------------------
  Remuneration*         15         20          25          30         35
--------------------------------------------------------------------------------
    $125,000         $21,881    $29,175     $36,468     $43,762    $51,056
     150,000          26,995     35,994      44,992      53,990     62,989
     175,000          30,239     40,318      50,398      60,478     70,557
     200,000          30,510     40,680      50,850      61,020     71,190
     225,000          30,510     40,680      50,850      61,020     71,190
     250,000          30,510     40,680      50,850      61,020     70,190
     300,000          30,510     40,680      50,850      61,020     71,190
     400,000          30,510     40,680      50,850      61,020     71,190


* Remuneration table is based on a 100% time allocation to the Company.



     William J. Atherton and John D. DesPrez have 32 years and 6 years of vested service, respectively.



     Effective January 1, 1996, employees of the Company with earnings exceeding federally mandated limits and eligible for the Manulife or NAL U.S. defined benefit pension plan, became eligible for Manulife's Supplemental Executive Retirement Plan. This is a noncontributory, non-qualified plan intended to provide additional pension income consistent with the executive's pre-retirement income. The pension earned under the Supplemental Executive Retirement Plan is 60% of the average of the highest 5 years of earnings up to $200,000 plus 30% of the average of the highest 5 years of earnings between $200,000 and $500,000 plus 10% of the average of the highest 5 years of earnings in exess of $500,000, less 15.75% of the average of the 3 years earnings up to the Social Security Covered Compensation, multiplied by the credited years of service (up to a maximum of 35 years), divided by 35, less the pension earned under the Manulife or NAL U.S. defined benefit pension plan.




     Combined pension benefits at age 65 under these arrangements are as follows:

                                         Years of Service
--------------------------------------------------------------------------------
  Remuneration*         15         20          25          30         35
--------------------------------------------------------------------------------
    $150,000         $    0     $     0     $     0     $     0    $      0
     175,000          2,138       2,850       3,563       4,275       4,988
     200,000          7,673      10,230      12,788      15,345      17,903
     225,000         12,930      17,240      21,550      25,860      30,170
     250,000         15,853      21,137      26,421      31,705      36,989
     300,000         21,697      28,930      36,162      43,395      50,627
     400,000         33,387      44,516      55,645      66,774      77,903
     500,000         45,077      60,102      75,128      90,153     105,179



     The Company offers a defined contribution plan pursuant to 401(k) of the Code which allows employees to contribute up to 6% of their base annual salary.
The Company matches 50% of the employee contributions as well as contributes a floor amount of 2% of base pay for each pay period. The maximum total contribution (including employer contributions), based on the maximum taxable wage as set forth in the Code is $16,500. Company employees are 100% vested in the Company floor contributions and personal contributions to the plan.
Employees become 100% vested in the employer matching contributions if he or she retires on or after age 65, becomes disabled or dies. Otherwise, employees earn a right to employer contributions through the following vesting schedule:


   Years of Service               Vested Portion of Company Contribution
--------------------------------------------------------------------------------
   Less than 3                    None
   At least 3                     33 1/3%
   At least 4                     66 2/3%
   5 or more                      100%


     Directors of the Company, all of whom are also officers or employees of the Company or its affiliates, receive no compensation in addition to their compensation as officers or employees of the Company or its affiliates. No shares of the Company or any of its affiliates are owned by any executive officer or Director of the Company.


NASL FIXED ACCOUNT


     NASL established the Fixed Account in 1996 as a separate account under Delaware law. It is not a registered investment company. The Fixed Account holds assets that are segregated from all of NASL's other assets. The Fixed Account is currently used only to support the obligations under the contracts offered by this prospectus. These obligations are based on interest rates credited to the contracts and do not depend on the investment performance of the Fixed Account. Any gain or loss in the Fixed Account accrues solely to NASL and NASL assumes any risk associated with the possibility that the value of the assets in the Fixed Account might fall below the reserves and other liabilities that must be maintained. Should the value of the assets in the Fixed Account fall below reserve and other liabilities, NASL will transfer assets from its General Account to the Fixed Account to make up the shortfall. NASL reserves the right to transfer to its General Account any assets of the Fixed Account in excess of such reserves and other liabilities and to maintain assets in the Fixed Account which support any number of annuities which NASL offers or may offer. The assets of the Fixed Account are not insulated from the claims of NASL's creditors and may be charged with liabilities which arise from other business conducted by NASL. Thus NASL may, at its discretion if permitted by applicable state law, transfer existing Fixed Account assets to, or place future Fixed Account allocations in, it General Account for purposes of administration.



     The assets of the Fixed Account will be invested in those assets chosen by NASL and permitted by applicable state laws for separate account investment. As noted above under `REINSURANCE," Peoples is responsible for investing an agreed upon percentage (currently, 100%) of the assets in the Fixed Account.

DISTRIBUTION OF THE CONTRACT


     NASL Financial Services, Inc. ("NASL Financial"), 116 Huntington Avenue, Boston, Massachusetts, 02116, a wholly-owned subsidiary of the Company, is the principal underwriter of the contract. NASL Financial is a broker-dealer registered under the Securities Exchange Act of 1934 ("1934 Act") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). NASL Financial has entered into an non-exclusive promotional agent agreement with Wood Logan Associates, Inc. ("Wood Logan"). Wood Logan is a broker-dealer registered under the 1934 Act and a member of the NASD. Wood Logan is a wholly owned subsidiary of a holding company that is 85% owned by Manulife and approximately 15% owned by the principals of Wood Logan. Sales of the contract will be made by registered representatives of broker-dealers authorized by NASL Financial to sell the contracts. Such registered representatives will also be licensed insurance agents of the Company. Under the promotional agent agreement, Wood Logan will recruit and provide sales training and licensing assistance to such registered representatives. In addition, Wood Logan will prepare sales and promotional materials for the Company's approval. NASL Financial will pay distribution compensation to selling brokers in varying amounts which under normal circumstances are not expected to exceed 5% of purchase payments. NASL Financial may from time to time pay additional compensation pursuant to promotional contests. Additionally, in some circumstances, NASL Financial will provide reimbursement of certain sales and marketing expenses. NASL Financial will pay Wood Logan for providing marketing support for the distribution of the contract.


LEGAL PROCEEDINGS

     There are no material pending legal proceedings, other than ordinary routine litigation, to which either the Company or any of its subsidiaries is a party or to which any of their property is subject and, to the best knowledge of the Company, no such proceedings are contemplated by any governmental authority.

LEGAL MATTERS


     All matters of applicable state law pertaining to the contract, including the Company's right to issue the contract thereunder, have been passed upon by James D. Gallagher, Esq., Vice President, Secretary and General Counsel of the Company.

INDEPENDENT ACCOUNTANTS


     The financial statements of the Company as of December 31, 1995 included in this Prospectus have been examined by Coopers & Lybrand, L.L.P., ("Coopers") certified public accountants, as indicated in their report in this Prospectus, and are included herein in reliance upon that report and upon the authority of those accountants as experts in accounting and auditing. For the fiscal year ended December 31, 1996, the Company has engaged Ernst & Young LLP, who are also the independent accountants of Manulife, as the Company's independent accountants.



     In connection with the audits of NASL's financial statements for the two fiscal years ended December 31, 1995, there were no disagreements between the Company and Coopers on any matter of accounting principles or practices, financial statements disclosure, or auditing scope or procedures, which disagreements if not resolved to Cooper's satisfaction would have caused Coopers to make reference to the subject matter of the disagreement in connection with Cooper's audit reports on the financial statements of the Company. In addition, the audit reports of Coopers on the financial statements of the Company as of and for the two fiscal years ended December 31, 1995 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.


NOTICES AND REPORTS TO CONTRACT OWNERS

     At least once each contract year, the Company will send to contract owners a statement showing the contract value of the contract as of the date of the statement. The statement will also show premium payments and any other information required by any applicable law or regulation.

CONTRACT OWNER INQUIRIES

All contract owner inquiries should be directed to the Company's Annuity Service Office at P.O. Box 9230, Boston, Massachusetts 02205-9230.

                               FEDERAL TAX MATTERS


INTRODUCTION


     The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

     This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, THE COMPANY MAKES NO GUARANTEE REGARDING ANY TAX TREATMENT -- FEDERAL, STATE OR LOCAL --OF ANY CONTRACT OR OF ANY TRANSACTION INVOLVING A CONTRACT.


TAXATION OF ANNUITIES IN GENERAL


Tax Deferral During Accumulation Period
---------------------------------------

     Under existing provisions of the Code, except as described below, any increase in an owner's contract value is generally not taxable to the owner or annuitant until received, either in the form of annuity payments as contemplated by the Contracts, or in some other form of distribution. However, this rule applies only if the owner is an individual.

     As a general rule, deferred annuity contracts held by "non-natural persons," such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuity contracts for federal tax purposes. The income on such contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the owner during the taxable year. There are several exceptions to this general rule for non-natural contract owners. First, annuity contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the contract as an agent for a natural person. Thus, if a group annuity contract is held by a trust or other entity as an agent for contract owners who are individuals, those individuals should be treated as owning an annuity contract for federal income tax purposes. However, this exception will not apply in the case of any employer which is the nominal owner of an annuity contract under a non-qualified deferred compensation arrangement for its employees.

     Other exceptions to the general rule for non-natural contract owners will apply with respect to (1) annuity contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) certain annuity contracts issued in connection with various qualified retirement plans, (3) annuity contracts purchased by employers upon the termination of certain qualified retirement plans, (4) certain annuity contracts used in connection with structured settlement agreements, and (5) annuity contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the annuity and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

     In addition to the foregoing, if the Contract's maturity date is scheduled to occur at a time when the annuitant is at an advanced age, such as over age 85, it is possible that the owner will be taxable currently on the annual increase in the contract value.

     The remainder of this discussion assumes that the contract will constitute an annuity for federal tax purposes.

Taxation of Partial and Total Withdrawals
-----------------------------------------

     In the case of a partial withdrawal, amounts received generally are includible in income to the extent the owner's contract value before the withdrawal exceeds his or her "investment in the contract." In the case of a total withdrawal, amounts received are includible in income to the extent they exceed the "investment in the contract." For these purposes the investment in the contract at any time equals the total of the purchase payments made under the Contract to that time (to the extent such payments were neither deductible when made nor excludable from income as, for example, in the case of certain employer contributions to Qualified Plans) less any amounts previously received from the Contract which were not included in income.

     Other than in the case of Contracts issued in connection with certain Qualified Plans (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the contract value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible in income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an owner transfers a Contract without adequate consideration to a person other than the owner's spouse (or to a former spouse incident to divorce), the owner will be taxed on the difference between his or her contract value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

     There is some uncertainty regarding the treatment of the market value adjustment for purposes of determining the amount includible in income as a result of any partial withdrawal or transfer without adequate consideration. There is legislation currently pending in Congress which would grant regulatory authority to the Internal Revenue Service (the "IRS") to address this uncertainty.

Taxation of Annuity Payments
----------------------------

     Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the exclusion amount. The exclusion amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of annuity payments for the term of the Contract (determined under Treasury Department regulations).

     Once the total amount of the investment in the contract is excluded using this ratio, annuity payments will be fully taxable. If annuity payments cease because of the death of the annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the annuitant in his last taxable year.

     There may be special income tax issues present in situations where the owner and the annuitant are not the same person or are not married. For example, where the owner and the annuitant are not the same person and are not married, the owner may be taxed on the maturity date on the difference between the contract value and the investment in the contract.

Taxation of Death Benefit Proceeds
----------------------------------

     Amounts may be distributed from a Contract because of the death of an owner or the annuitant. Such death benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a total withdrawal, as described above, or (2) if distributed under an annuity option, they are taxed in the same manner as annuity payments, as described above.

Penalty Tax on Premature Distributions
--------------------------------------

     Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the owner reaches age 59 1/2; (b) attributable to the owner's becoming disabled (as defined in the tax law); (c) made on or after the death of the owner or, if the owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the annuitant or the joint lives (or joint life expectancies) of the annuitant and a "designated beneficiary" (as defined in the tax law), or (e) made under a Contract purchased with a single premium when the maturity date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

     There is also a 10% penalty tax on the taxable amount of any payment from certain qualified contracts (but not section 457 plans). There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an "Individual Retirement Annuity" ("IRA"), exceptions provide that the penalty tax does not apply to a payment: (a) received on or after the contract owner reaches age 59 1/2; (b) received on or after the owner's death or because of the owner's disability (as defined in the tax law); or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the owner or the joint lives (or joint life expectancies) of the owner and "designated beneficiary" (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other Qualified Plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the owner has separated from service).

Aggregation of Contracts
------------------------

     In certain circumstances, the IRS may determine the amount of an annuity payment or a withdrawal from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the Service may treat the two contracts as one contract.

     In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including withdrawals prior to the maturity date) is includible in income. Thus, if during a calendar year a person buys two or more of the Contracts offered by this Prospectus (which might be done, for example, in order to invest amounts in different guarantee periods), all of such Contracts would be treated as one Contract in determining whether withdrawals from any of such Contracts are includible in income.

     The effects of such aggregation are not clear and depend on the circumstances. However, aggregation could affect the amount of a withdrawal that is taxable and the amount that might be subject to the 10% penalty tax described above.

QUALIFIED RETIREMENT PLANS



In General



     The Contracts are also designed for use in connection with certain types of qualified retirement plans which receive favorable treatment under the Code. Those who are considering purchase of a contract for use in connection with a qualified retirement plan should consider, in evaluating the suitability of the contract, that the contract allows only a single premium purchase payment in an amount of at least $5,000.


     Numerous special tax rules apply to participants in Qualified Plans and to the Contracts used in connection with Qualified Plans. These tax rules vary according to the type of plan and the terms and conditions of the plan itself. For example, for both withdrawals and annuity payments under certain Contracts issued in connection with Qualified Plans, there may be no "investment in the contract" and the total amount received may be taxable. Also, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of IRAs and certain other Qualified Plans, distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the owner attains age 70 1/2. For these reasons, no attempt is made to provide more than general information about the use of Contracts with the various types of Qualified Plans.

     When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, owners, annuitants, and beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

Qualified Plan Types
--------------------

     Following are brief descriptions of various types of Qualified Plans in connection with which the Company may issue a Contract.

     INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA.

     SIMPLIFIED EMPLOYEE PENSIONS (SEP-IRAs). Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees, using the employees' IRAs for such purposes, if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to IRAs. Employers intending to use the Contract in connection with such plans should seek competent advice.

     CORPORATE AND SELF-EMPLOYED ("H.R. 10" AND "KEOGH") PENSION AND PROFIT-SHARING PLANS. Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Employers intending to use the Contract in connection with such plans should seek competent advice.

     TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax-sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts.

     Section 403(b) Policies contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings in such years on amounts held as of the last year beginning before January 1, 1989. These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon cannot be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent the Company is directed to transfer some or all of the contract value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

     DEFERRED COMPENSATION PLANS OF STATE AND LOCAL GOVERNMENTS AND TAX-EXEMPT ORGANIZATIONS. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. To the extent the Contract is used in connection with an eligible plan, employees are considered general creditors of the employer and the employer as owner of the Contract has the sole right to the proceeds of the Contract. Generally, a contract purchased by a state or local government or a tax-exempt organization will not be treated as an annuity contract for federal income tax purposes. Those who intend to use the Contracts in connection with such plans should seek competent advice.

Direct Rollover Rules
---------------------

     In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) tax sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) tax sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code and distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more).

     Under these requirements, withholding at a rate of 20% will be imposed on any eligible rollover distribution. In addition, the participant in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20% withholding will not apply if, instead of receiving the eligible rollover distribution, the participant elects to have amounts directly transferred to certain qualified retirement plans (such as to an Individual Retirement Annuity).


FEDERAL INCOME TAX WITHHOLDING
------------------------------


     The Company will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies the Company at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, the Company may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the maturity date) is 10%. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

GENERAL MATTERS

RESTRICTIONS UNDER THE TEXAS OPTIONAL RETIREMENT PROGRAM


     Section 830.105 of the Texas Government Code permits participants in the Texas Optional Retirement Program ("ORP") to withdraw their interest in a deferred annuity contract issued under the ORP only upon (1) termination of employment in the Texas public institutions of higher education, (2) retirement,
(3) death, or (4) the participant's attainment of age 70 1/2. Accordingly, before any amounts may be distributed from the contract, proof must be furnished to the Company that one of the four events has occurred. The foregoing restrictions on withdrawal do not apply in the event a participant in the ORP transfers his or her contract value to another contract or another qualified custodian during the period of participation in the ORP.

                                   APPENDIX A

                  EXAMPLES OF CALCULATION OF WITHDRAWAL CHARGE


EXAMPLE 1 - Assume a single payment of $50,000 is made into the contract, there are no transfers or partial withdrawals and the withdrawal is not made at the end of a guarantee period. The table below illustrates three examples of the withdrawal charges that would be imposed if the contract is completely withdrawn during the contract year shown, based on hypothetical contract values and assuming no market value adjustment.





                                                                                  WITHDRAWAL
                  HYPOTHETICAL           FREE                 AMOUNT SUBJECT TO   CHARGE
CONTRACT          CONTRACT               WITHDRAWAL           WITHDRAWAL          --------------------------
YEAR              VALUE                  AMOUNT               CHARGE              PERCENT        AMOUNT
------------------------------------------------------------------------------------------------------------
2                 55,000                 5,000(a)             50,000              6%             3,000
6                 60,000                 5,000(b)             55,000              2%             1,100
8                 70,000                 5,000                0(c)                0%             0


(a) During any contract year the free withdrawal amount is 10% of the single payment made under the contract less any prior partial withdrawals in that contract year. Ten percent of payments less prior withdrawals equals $5,000 ($5,000-0). Consequently, on total withdrawal $5,000 is withdrawn free of the withdrawal charge and the withdrawal charge is assessed against the remaining balance of $50,000 (contract value less free withdrawal amount).


 (b) The free withdrawal amount is again equal to $5,000 and the withdrawal charge is applied to the remaining balance of $55,000 (contract value less free withdrawal amount).

(c)      There is no withdrawal charge after 7 contract years.

EXAMPLE 2 - Assume a single payment of $50,000 is made into the contract and that no transfers are made. The table below illustrates two partial withdrawals made during the third contract year of $2,000 and $7,000 and assumes no market value adjustment applies.

                                                                                  WITHDRAWAL
HYPOTHETICAL            PARTIAL             FREE               AMOUNT SUBJECT TO  CHARGE
CONTRACT                WITHDRAWAL          WITHDRAWAL         WITHDRAWAL        ---------------------------
VALUE                   REQUESTED           AMOUNT             CHARGE             PERCENTAGE      AMOUNT

------------------------------------------------------------------------------------------------------------

65,000                  2,000               2,000(a)           0                  5%              0
63,000                  7,000               3,000(b)           4,000              5%              200


 (a) The free withdrawal amount during any contract year is 10% of the single payment made under the contract less any prior withdrawals in that contract year. Ten percent of the payment less prior withdrawals equals $5,000 ($5,000-0). The amount requested ($2,000) is less than the free withdrawal amount; therefore, no withdrawal charge applies.

(b) Since $2,000 has already been withdrawn in the current contract year, the remaining free withdrawal amount during the third contract year is $3,000. The $7,000 partial withdrawal will consist of $3,000 free of withdrawal charge, and the remaining $4,000 will be subject to a withdrawal charge.

Withdrawals may be subject to a market value adjustment in addition to the withdrawal charge described above (see "MARKET VALUE ADJUSTMENT."

                                   APPENDIX B

                        MARKET VALUE ADJUSTMENT EXAMPLES

The market value adjustment factor is determined by the following formula:
((1+i)/(1+j)) n/12 where:

         i - The initial guaranteed interest rate or renewal guaranteed interest rate currently being earned on the contract.

         j - The guaranteed interest rate available, on the date the request is processed by the Company, for a guarantee period with the same length as the period remaining in the initial guarantee period or guarantee period. If the guarantee period of this length is not available, the guarantee period with the next highest duration which is maintained by the Company will be chosen.

         n - The number of complete months remaining to the end of the initial guarantee period or renewal guarantee period.


Example 1

Payment                            $100,000
Initial guarantee period           5 years
Initial guaranteed interest
 rate                              5.00% per annum
Guaranteed interest rate for
three year guarantee period        6.00% per annum
Transfer to a different
 guarantee period                  middle of contract year 3


Contract value at middle of
 contract year 3                   =$100,000 x 1.05(2.5)=$112,972.63

Amount transferred to a
 different guarantee period        =$112,972.63 x market value adjustment factor


Market value adjustment            =((1+i)/(1+j))n/12
factor                             i = .05
                                   j = .06
                                   n = 30
                                   =(1.05/1.06)(30/12)
                                   =0.9765817


Amount transferred to a
 different guarantee period        =$112,972.63 x 0.9765817
                                   =$110,327.00

Example 2

Payment                            $100,000
Initial guarantee period           5 years
Initial guaranteed interest        5.00% per annum
 rate

Guaranteed interest rate for
 three year guarantee period       4.00% per annum
Transfer to a different
 guarantee period                  middle of contract year 3


Contract value at middle of        =$100,000 x 1.05(2.5)=$112,972.63
 contract year 3

Amount transferred to a
 different guarantee period        =$112,972.63 x market value adjustment factor

Market value adjustment
factor                             =((1+i)/(1+j))n/12
                                   i = .05
                                   j = .04
                                   n = 30
                                   =(1.05/1.04)30/12
                                   =1.0242121


Amount transferred to a
 different guarantee period        =$112,972.63 x 1.0242121
                                   =$115,707.93

                                   APPENDIX C

                               STATE PREMIUM TAXES

     Premium taxes vary according to the state and are subject to change. In many jurisdictions there is no tax at all. For current information, a tax adviser should be consulted.

                                                    TAX RATE

                                      QUALIFIED                 NON-QUALIFIED
STATE                                 CONTRACTS                 CONTRACTS
--------------------------------------------------------------------------------
CALIFORNIA ..........................    .50%                      2.35%
DISTRICT OF COLUMBIA ................   2.25%                      2.25%
KANSAS ..............................    .00                       2.00%
KENTUCKY ............................   2.00%                      2.00%
MAINE ...............................    .00                       2.00%
MICHIGAN ............................    .00075%                    .00075%
NEVADA ..............................    .00                       3.50%
PUERTO RICO .........................   1.00%                      1.00%
SOUTH DAKOTA ........................    .00                       1.25%
TEXAS ...............................    .04%                       .04%
WEST VIRGINIA .......................   1.00%                      1.00%
WYOMING .............................    .00                       1.00%

                       FINANCIAL STATEMENTS OF THE COMPANY

                              FINANCIAL STATEMENTS

The accompanying unaudited financial statements include all adjustments, consisting of normal recurring accruals, that the Company's management considers necessary for a fair presentation of the Company's financial position and results of operations as of and for the interim periods presented. The Company believes the disclosures in these financials are adequate to present fairly the information contained herein. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

There were no material changes or significant events affecting the financial statements as of, and for the three and nine month periods ended September 30, 1996. For the nine months ended September 30, 1996, the Company incurred a net loss of $.9 million versus a net gain of $15.1 million for the same period in 1995. The positive results through September 30, 1995 were the result of reinsuring all existing fixed annuity business while 1996 results were negatively impacted by additional reserves required by the NAIC under Guideline GGG, which were not recorded until the fourth quarter of 1995.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                          (A WHOLLY-OWNED SUBSIDIARY OF
                           NAWL Holding Company, Inc.)


                                STATEMENTS OF ADMITTED ASSETS, LIABILITIES, CAPITAL AND SURPLUS

                                                                               September 30, 1996            December 31, 1995
                                                                               ------------------            -----------------
ASSETS                                                                             (unaudited)
Investments
  Bonds                                                                          $    8,275,246               $   16,281,452
  Real estate                                                                         3,397,885                    4,847,164
  Common stock                                                                       34,887,683                   20,097,789
  Policy loans                                                                          158,926                            -
  Cash and short-term investments                                                    14,136,515                    1,797,230
                                                                                 --------------               --------------
                  Total investments                                                  60,856,255                   43,023,635
  Accrued investment income                                                             175,031                      431,415
  Other assets                                                                        8,134,832                    4,320,909
  Separate account assets                                                         6,009,441,134                4,914,727,917
                                                                                 --------------               --------------
                  Total assets                                                   $6,078,607,252               $4,962,503,876
                                                                                 ==============               ==============

LIABILITIES
  Aggregate reserves                                                                  3,239,899                    1,931,894
  Transfers from separate account, net                                             (181,053,805)                (156,458,903)
  Borrowed money                                                                    143,491,352                  107,865,148
  Accrued interest on surplus note                                                    1,191,233                    3,248,219
  Payable to Parent                                                                   2,580,792                    3,033,665
  Funds held account from reinsurers                                                  9,000,000                    9,000,000
  Asset valuation reserve                                                             3,365,078                    2,895,914
  Bank overdraft                                                                      8,350,247                    8,606,730
  Amounts payable on reinsurance ceded                                                4,508,058                    7,256,229
  Other liabilities                                                                  12,117,715                   10,239,069
  Separate account liabilities                                                    6,009,441,134                4,914,727,917
                                                                                 --------------               --------------
                  Total liabilities                                               6,016,231,703                4,912,345,882

CAPITAL AND SURPLUS
  Common stock (Shares authorized:  3,000;
    issued and outstanding 2,600; par value $1,000)                                   2,600,000                    2,600,000
  Surplus note payable to Parent                                                     20,000,000                   20,000,000
  Paid-in capital in excess of par value                                            125,633,000                  110,633,000
  Unassigned deficit                                                                (85,857,451)                 (83,075,006)
                                                                                 --------------               --------------
                  Total capital and surplus                                          62,375,549                   50,157,994
                                                                                 --------------               --------------
                    Total liabilities, capital and surplus                       $6,078,607,252               $4,962,503,876
                                                                                 ==============               ==============

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                          (A WHOLLY-OWNED SUBSIDIARY OF
                           NAWL Holding Company, Inc.)

                                                     STATEMENTS OF OPERATIONS
                                                            (Unaudited)


                                                         Quarter Ended                             Nine Months Ended
                                                          September 30                                September 30
                                                   1996                  1995                  1996                  1995
                                                   ----                  ----                  ----                  ----
Revenues
  Annuity considerations and deposits          $247,245,793          $227,468,290          $790,323,073          $ 714,742,980
  Amortization of interest
   maintenance reserve                                    -                     -                     -             11,040,025
  Net investment income                           1,695,058               390,047             4,040,557             26,980,411
  Commissions and expense
   allowances on reinsurance ceded                7,382,520             6,576,178            19,404,716             10,851,628
  Experience refund on reinsurance
   ceded                                          2,086,386             2,182,500             4,090,435              3,495,078
  Reserve adjustments on reinsurance              1,423,587           (23,814,559)           (3,639,740)           (50,325,014)
                                               ------------          ------------          ------------          -------------
                                                259,833,344           212,802,456           814,219,041            716,785,108
                                               ------------          ------------          ------------          -------------
Expenses
  Annuity benefits                               90,280,221            63,611,010           269,335,442            205,814,305
  Increase (decrease) in reserves                 1,004,827            (4,806,728)            1,308,005           (518,956,950)
  Increase in separate account                  132,053,117           122,134,677           442,349,806            206,039,261
   liability
  Commissions                                    21,068,380            19,357,804            63,989,714             54,374,365
  General expenses                                6,654,184             5,334,679            19,019,116             16,736,490
  Interest expense                                2,713,931             2,450,337             7,375,652              6,667,040
  Recapture fee on reinsurance ceded              1,292,659                     0             9,837,022              1,445,889
  Initial consideration on reinsurance
   ceded                                                  -             1,163,931                     -            726,756,060
  Reinsurance premium                               757,620               320,618             1,884,204                320,618
                                               ------------          ------------          ------------          -------------
                                                255,824,939           209,566,328           815,098,961            699,197,078
                                               ------------          ------------          ------------          -------------
  Gain (loss) before realized capital
   gains (losses)                                 4,008,405             3,236,128              (879,920)            17,588,030
Realized capital losses                            (220,794)             (124,061)              (60,090)            (2,457,797)
                                               ------------          ------------          ------------          -------------
Net gain (loss)                                $  3,787,611          $  3,112,067          $   (940,010)         $  15,130,233
                                               ============          ============          ============          =============


                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                          (A WHOLLY-OWNED SUBSIDIARY OF
                           NAWL Holding Company, Inc.)


                                 STATEMENT OF CAPITAL AND SURPLUS
                                          (Unaudited)

                            For the nine months ended September 30, 1996


Capital and Surplus - January 1, 1996                                                  $50,157,994
Net loss                                                                                  (940,010)
Change in net unrealized capital gains and losses                                          575,285
Change in asset valuation reserve                                                         (469,164)
Decrease in non-admitted assets                                                            511,444
Paid in capital in excess of par                                                        15,000,000
Initial commission allowance on reinsurance ceded                                       (2,460,000)
                                                                                       -----------
Capital and Surplus - September 30, 1996                                               $62,375,549
                                                                                       ===========


                NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                        (A WHOLLY-OWNED SUBSIDIARY OF
                          NAWL HOLDING COMPANY INC.)


                                        STATEMENTS OF CASH FLOWS
                                             (Unaudited)

                                                                                For the nine months ended September 30,
                                                                                   1996                        1995
                                                                                   ----                        ----

From operating activities:
Annuity considerations and deposits                                            $ 790,323,073               $ 714,742,980
Allowances & reserve adjustments on reinsurance ceded                             15,764,976                 (39,473,386)
Net investment income                                                              1,961,956                  35,000,405
Experience refund on reinsurance ceded                                           165,619,400                   3,495,078
Surrender benefits and other fund withdrawals paid                              (243,528,997)               (166,968,764)
Other benefits paid to policyholders                                             (25,224,816)                (38,285,992)
Commissions, other expenses & taxes paid                                         (81,605,337)                (70,572,231)
Net transfers to separate account                                               (628,473,673)               (222,815,953)
Other operating expenses paid                                                    (19,255,804)               (732,610,299)
                                                                               -------------               -------------
Net cash used by operating activities                                            (24,419,222)               (517,488,162)
                                                                               -------------               -------------
From investing activities:
Proceeds from investments sold, matured or repaid:
  Bonds                                                                            9,472,186                 761,541,164
  Stocks                                                                           7,337,530                   5,080,010
  Mortgage loans                                                                           -                 111,813,926
  Real estate                                                                      1,205,461                   3,365,427
Cost of investments acquired:
  Bonds                                                                           (1,170,741)               (434,909,576)
  Stocks                                                                         (19,328,665)                (10,000,000)
  Real Estate                                                                              -                  (2,505,052)
                                                                               -------------               -------------
Net cash (used) provided by investing activities                                  (2,484,229)                434,385,899
                                                                               -------------               -------------
Other cash provided:
  Capital and surplus paid-in                                                     15,000,000                           -
  Borrowed money                                                                  36,160,095                   3,000,000
  Other sources                                                                    1,506,237                   3,671,565
  Other applications                                                             (13,423,596)                (22,764,834)
                                                                               -------------               -------------

         Total other cash provided (used)                                         39,242,736                 (16,093,269)
                                                                               -------------               -------------
  Net change in cash and short-term investments                                   12,339,285                 (99,195,532)
  Cash and short-term investments, beginning of period                             1,797,230                 101,578,176
                                                                               -------------               -------------
  Cash and short-term investments, end of period                               $  14,136,515               $   2,382,644
                                                                               =============               =============


                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
          (A WHOLLY-OWNED SUBSIDIARY OF NORTH AMERICAN LIFE ASSURANCE
                         COMPANY OF NORTH YORK, CANADA)

                                ---------------

                              FINANCIAL STATEMENTS

                              FOR THE YEARS ENDED
                        DECEMBER 31, 1995, 1994 AND 1993

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholder of North American Security
Life Insurance Company:

     We have audited the accompanying statements of admitted assets, liabilities, capital and surplus of North American Security Life Insurance Company (a wholly-owned subsidiary of North American Life Assurance Company of North York, Canada) as of December 31, 1995 and 1994, and the related statements of operations, capital and surplus, and cash flows for the three years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of North American Security Life Insurance Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with accounting practices prescribed or permitted by the Insurance Department of the State of Delaware, which practices are considered to be generally accepted accounting principles for wholly-owned stock life subsidiaries of mutual life insurance companies.

     Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The information contained in Schedule
1 -- Selected Financial Data, is presented to comply with the NAIC's Annual Statement Instructions and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


Boston, Massachusetts
February 23, 1996                               Coopers & Lybrand L.L.P.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
          (A WHOLLY-OWNED SUBSIDIARY OF NORTH AMERICAN LIFE ASSURANCE
                         COMPANY OF NORTH YORK, CANADA)

        STATEMENTS OF ADMITTED ASSETS, LIABILITIES, CAPITAL AND SURPLUS

                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                                    1995               1994
                                                               --------------     --------------
Investments
  Bonds.....................................................   $   16,281,452     $  333,973,085
  Mortgages.................................................               --        115,429,834
  Real estate...............................................        4,847,164          4,745,559
  Common stock..............................................       20,097,789         11,039,222
  Policy loans..............................................               --          2,579,308
  Cash and short-term investments...........................        1,797,230        101,578,176
                                                               --------------     --------------
          Total investments.................................       43,023,635        569,345,184
  Accrued investment income.................................          431,415          7,197,833
  Other assets..............................................        4,320,909          2,427,102
  Separate account assets...................................    4,914,727,917      3,661,278,295
                                                               --------------     --------------
          Total assets......................................   $4,962,503,876     $4,240,248,414
                                                               ==============     ==============

                                          LIABILITIES
Aggregate reserves..........................................        1,931,894        519,092,606
Transfers from separate account, net........................     (156,458,903)      (148,035,998)
Borrowed money..............................................      107,865,148        100,023,562
Accrued interest on surplus note............................        3,248,219          1,648,219
Payable to Parent...........................................        3,033,665                 --
Funds held account from reinsurers..........................        9,000,000         12,000,000
Asset valuation reserve.....................................        2,895,914          5,536,860
Interest maintenance reserve................................               --          2,494,101
Bank overdraft..............................................        8,606,730          9,547,533
Amounts payable on reinsurance ceded........................        7,256,229                 --
Payable to Parent on reinsurance ceded......................               --          8,577,268
Other liabilities...........................................       10,239,069          8,677,836
Separate account liabilities................................    4,914,727,917      3,661,278,295
                                                               --------------     --------------
          Total liabilities.................................    4,912,345,882      4,180,840,282

                                      CAPITAL AND SURPLUS
Common stock (Shares authorized: 3,000; issued and
  outstanding 2,600; par value $1,000)......................        2,600,000          2,600,000
Surplus note payable to Parent..............................       20,000,000         20,000,000
Paid-in capital in excess of par value......................      110,633,000        110,633,000
Unassigned deficit..........................................      (83,075,006)       (73,824,868)
                                                               --------------     --------------
          Total capital and surplus.........................       50,157,994         59,408,132
                                                               --------------     --------------
               Total liabilities, capital and surplus.......   $4,962,503,876     $4,240,248,414
                                                               ==============     ==============

    The accompanying notes are an integral part of the financial statements

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
          (A WHOLLY-OWNED SUBSIDIARY OF NORTH AMERICAN LIFE ASSURANCE
                         COMPANY OF NORTH YORK, CANADA)

                            STATEMENTS OF OPERATIONS

                        DECEMBER 31, 1995, 1994 AND 1993

                                                    1995               1994               1993
                                               --------------     --------------     --------------
Revenues
  Annuity considerations and deposits.......   $  991,551,945     $1,139,953,302     $1,255,219,443
  Net investment income.....................       35,909,722         30,559,559         27,851,126
  Commissions and expense allowances on
     reinsurance ceded......................       14,676,544          7,019,266            586,983
  Experience refund on reinsurance ceded....        3,901,633          4,967,753                 --
  Reserve adjustments on reinsurance........      (48,222,552)        (6,023,746)       (23,681,983)
                                               --------------     --------------     --------------
                                                  997,817,292      1,176,476,134      1,259,975,569
                                               --------------     --------------     --------------
Expenses
  Annuity benefits..........................      269,688,906        206,710,232        195,064,882
  Increase (decrease) in reserves...........     (517,160,712)       146,552,124          5,337,935
  Increase in separate account liability....      415,529,185        732,768,257        971,871,375
  Commissions...............................       73,593,478         81,981,046         82,137,269
  General expenses..........................       22,872,812         19,253,764         13,475,040
  Interest expense..........................        8,980,132          4,599,441            456,196
  Recapture fee on reinsurance ceded........        1,445,889          8,029,909             13,300
  Initial consideration on reinsurance
     ceded..................................      727,522,634                 --                 --
                                               --------------     --------------     --------------
                                                1,002,472,324      1,199,894,773      1,268,355,997
                                               --------------     --------------     --------------
Loss before federal income tax provision and
  realized capital losses...................       (4,655,032)       (23,418,639)        (8,380,428)
Federal income tax provision................               --              6,415            193,000
                                               --------------     --------------     --------------
Loss after federal income tax provision.....       (4,655,032)       (23,425,054)        (8,573,428)
Realized capital (losses)...................       (2,632,953)        (7,029,018)        (2,104,462)
                                               --------------     --------------     --------------
Net loss....................................   $   (7,287,985)    $  (30,454,072)    $  (10,677,890)
                                               ==============     ==============     ==============

    The accompanying notes are an integral part of the financial statements

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
          (A WHOLLY-OWNED SUBSIDIARY OF NORTH AMERICAN LIFE ASSURANCE
                         COMPANY OF NORTH YORK, CANADA)

                       STATEMENTS OF CAPITAL AND SURPLUS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                       1995             1994             1993
                                                    -----------     ------------     ------------
Capital and Surplus -- beginning of the year......  $59,408,132     $ 51,722,525     $ 35,773,897
Net loss..........................................   (7,287,985)     (30,454,072)     (10,677,890)
Change in net unrealized capital gains (losses)...     (636,335)       3,514,108       (1,198,895)
Change in asset valuation reserve.................    2,640,946        1,976,033       (5,847,867)
Increase in non-admitted assets...................     (958,941)      (1,859,181)      (1,326,720)
Issuance of common stock..........................           --          600,000          458,000
Paid in capital in excess of par..................           --       29,400,000        4,542,000
Initial commission allowance on reinsurance
  ceded...........................................   (3,007,823)       4,508,719       10,000,000
Surplus note from Parent..........................           --               --       20,000,000
                                                    -----------     ------------     ------------
Capital and Surplus -- end of the year............  $50,157,994     $ 59,408,132     $ 51,722,525
                                                    ===========     ============     ============

    The accompanying notes are an integral part of the financial statements

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
          (A WHOLLY-OWNED SUBSIDIARY OF NORTH AMERICAN LIFE ASSURANCE
                         COMPANY OF NORTH YORK, CANADA)

                            STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                  1995               1994               1993
                                              -------------     --------------     ---------------
FROM OPERATING ACTIVITIES:
Annuity considerations and deposits.........  $ 991,551,945     $1,139,953,302     $ 1,255,219,443
Allowances & reserve adjustments on
  reinsurance ceded.........................    (33,546,008)         1,140,018         (20,898,549)
Net investment income.......................     32,128,833         28,230,341          27,231,438
Experience refund on reinsurance ceded......      3,901,633          4,967,753                  --
Surrender benefits and other fund
  withdrawals paid..........................   (232,650,150)      (175,523,156)       (171,434,721)
Other benefits paid to policyholders........    (36,860,052)       (30,555,923)        (22,727,802)
Commissions, other expenses & taxes paid....    (97,024,418)      (100,210,171)        (93,392,207)
Net transfers to separate account...........   (423,952,090)      (768,208,239)     (1,022,539,449)
Other operating expenses paid...............   (735,369,347)       (13,571,986)         (1,546,814)
                                              -------------     --------------      --------------
Net cash provided (used) by operating
  activities................................   (531,819,654)        86,221,939         (50,088,661)
                                              -------------     --------------      --------------
FROM INVESTING ACTIVITIES:
Proceeds from investments sold,
  matured or repaid:
  Bonds.....................................    763,005,273        112,385,919          75,750,376
  Stocks....................................      5,080,010          5,805,050           5,818,725
  Mortgage loans............................    110,791,047         14,076,659           6,294,101
  Real estate...............................        860,375          5,950,412           5,528,761
Cost of investments acquired:
  Bonds.....................................   (441,405,890)      (232,208,934)        (42,169,482)
  Stocks....................................    (10,137,862)          (488,212)        (11,144,711)
  Mortgage loans............................       (136,101)        (4,301,717)         (3,890,750)
                                              -------------     --------------      --------------
Net cash provided (used) by investing
  activities................................    428,056,852        (98,780,823)         36,187,020
                                              -------------     --------------      --------------
Other cash provided (applied):
  Capital and surplus paid-in...............             --         30,000,000           5,000,000
  Borrowed money............................      7,000,000         70,000,000          80,000,000
  Reinsurance ceding commission and
     expense allowance......................             --                 --          25,000,000
  Other sources.............................     11,380,829         17,892,210           4,771,451
  Other applications........................    (14,398,973)      (103,250,950)         (4,931,341)
                                              -------------     --------------      --------------
          Total other cash provided
            (used)..........................      3,981,856         14,641,260         109,840,110
                                              -------------     --------------      --------------
Net change in cash and short-term
  investments...............................    (99,780,946)         2,082,376          95,938,469
Cash and short-term investments,
  beginning of year.........................    101,578,176         99,495,800           3,557,331
                                              -------------     --------------      --------------
Cash and short-term investments, end of
  year......................................  $   1,797,230     $  101,578,176     $    99,495,800
                                              =============     ==============      ==============

    The accompanying notes are an integral part of the financial statements

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                         (A WHOLLY-OWNED SUBSIDIARY OF
                     NORTH AMERICAN LIFE ASSURANCE COMPANY
                             OF NORTH YORK, CANADA)

                         NOTES TO FINANCIAL STATEMENTS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

A. ORGANIZATION

     North American Security Life Insurance Company ("the Company") is a wholly-owned subsidiary of North American Life Assurance Company of North York, Canada ("NAL"). See Note O. For subsequent event describing merger with Manufacturers Life Insurance Company.

     The Company issues fixed and variable annuity and variable life contracts (the "Contracts"). Amounts invested in the fixed portion of the Contracts are allocated to the general account of the Company (see Note F on fixed annuity reinsurance). Amounts invested in the variable portion of the Contracts are allocated to the separate accounts of the Company. The separate account assets are invested in shares of the NASL Series Trust, a no-load, open-end management investment company organized as a Massachusetts business trust.

     On June 19, 1992, the Company formed First North American Life Assurance Company ("FNA"). Subsequently, on July 22, 1992, FNA was granted a license by the New York State Insurance Department. FNA issues fixed and variable annuity contracts in the State of New York.

     NASL Financial Services Inc. ("NASL Financial"), a wholly-owned subsidiary of the Company, acts as investment adviser to the NASL Series Trust and principal underwriter of the Contracts issued by the Company and FNA. NASL Financial has entered into a promotional agent agreement with Wood Logan Associates, an affiliate of NAL, to act as the exclusive agent for promotion of annuity and variable life contract sales.

B. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF REPORTING

     The Company's financial statements have been prepared on the basis of accounting practices prescribed or permitted by the Insurance Department of the State of Delaware. These practices, in the case of a wholly-owned stock life insurance subsidiary of a mutual life insurance company, are considered to be generally accepted accounting principles (GAAP).

     The Financial Accounting Standards Board issued Interpretation 40, Applicability of Generally Accepted Accounting Principles to Mutual Life Insurance and Other Enterprises, and Statement of Financial Accounting Standards No. 120, Accounting and Reporting by Mutual Life Insurance Enterprises and by Insurance Enterprises for Certain Long-Duration participating Contracts. The American Institute of Certified Public Accountants issued Statement of Position 95-1, Accounting for Certain Insurance Activities of Mutual Life Insurance Enterprises. Neither of these groups has a role in establishing regulatory accounting practices.

     These pronouncements will require mutual life insurance companies to modify their financial statements in order for them to continue to be in accordance with generally accepted accounting principles, effective for 1996 financial statements. The manner in which policy reserves, new business acquisition costs, asset valuations and related tax effects are recorded will change. Management has not determined the impact of such changes on its financial statements.

     Certain amounts in the 1994 and 1993 financial statements are presented differently than in prior years to conform with 1995 presentation guidelines.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FINANCIAL INSTRUMENTS

     Financial instruments reported on the balance sheet consist primarily of investments in cash and short-term investments, marketable securities, and debt. Fair value of financial instruments have been determined through information obtained from market sources and management estimates. At December 31, 1995, the fair value of cash and short-term investments and debt approximates the carrying value due to the short maturity and variable interest rate arrangements, respectively.

     Credit risk associated with concentrations can arise when changes in economic, industry, or geographical factors affect groups of counterparties with similar characteristics causing aggregate credit exposure to be significant to the Company. All of the Company's investments in mortgage loans are collaterized by real estate which is geographically dispersed throughout the United States. During 1994, the most significant concentrations existed in California (40%), Georgia (14%) and Illinois (11%). The Company had no outstanding mortgages at December 31, 1995 (see Note G). There are no other significant concentrations of credit risk (See also Note C).

INVESTMENTS AND INVESTMENT INCOME

     Investments are valued in accordance with rules promulgated by the National Association of Insurance Commissioners ("NAIC"). Bonds and short-term investments, where eligible under NAIC rules, are valued at amortized cost.

     Investment income is recognized on the accrual basis. Unrealized gains or losses on investments are recorded in unassigned surplus. Realized gains or losses on investments sold are determined on the basis of the specific identification method.

     Common stocks are valued at market value except for investments in affiliates which are carried on the equity basis; and real estate acquired in satisfaction of debt which is stated at the lower of the appraised market value or the outstanding principal loan balance plus accrued interest and foreclosure costs.

     There are no mortgage loans outstanding at December 31, 1995 (See Note G). For the year ended December 31, 1994 mortgage loans in good standing are stated at the aggregate unpaid balance. Mortgage loans are considered to be in default if interest and principal payments are delinquent for more than 90 days. The Company writes-down mortgage loans in default to the lower of unpaid principal or the value of the underlying property. The Company maintains asset valuation reserves sufficiently in excess of minimum requirements which serve to cover the excess of the loan balance over the underlying property values on restructured loans.

     The maximum percentage of any one loan to the value of the property at the time of the original loan commitment, exclusive of purchase money mortgages, was 75%. Fire insurance is required on all properties covered by mortgage loans at least equal to the excess of the loan over the maximum loan which would be permitted by law on the land without the buildings. At December 31, 1995, 1994, and 1993, the Company held $0, $414,974, and $5,682,476, respectively, of mortgages in default at statement value. In 1995, 1994 and 1993, the Company wrote-down $0, $1,745,682, and $1,915,623, respectively of mortgages held at year end to reflect the carrying value at the lower of appraised value or outstanding principal plus accrued interest and foreclosure costs.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

     In 1995, 1994 and 1993, the Company transferred, in satisfaction of debt, mortgages with statement values of $2,405,052, $6,407,174 and $4,413,889, respectively to foreclosed real estate. Subsequently, in 1995, 1994 and 1993, the Company wrote-down $1,360,620, $0, and $1,016,484, respectively, on these properties to reflect the carrying value at the lower of the current market valuation or the value transferred at the time of foreclosure. At year end, the Company held $4,847,164 of foreclosed real estate at adjusted book value which approximates market value.

SHORT-TERM INVESTMENTS

     Short-term investments generally consist of U.S. Treasury bills, commercial paper and money market instruments whose maturities at the time of acquisition are one year or less. Short-term investments are valued at cost, which approximates market value.

ASSET VALUATION RESERVE AND INTEREST MAINTENANCE RESERVE

     The Asset Valuation Reserve (AVR) is designed to mitigate the effect of valuation and credit related losses on all invested assets with risk of loss including mortgages, real estate, fixed-income securities, and common stocks. Changes in the AVR are accounted for as a direct increase or decrease in unassigned surplus.

     The Interest Maintenance Reserve (IMR) captures realized capital gains and losses which result from changes in interest rates for all fixed income securities and amortizes these capital gains and losses into investment income over the original life of the investments sold. During 1995, $11,040,025 of cumulative net gains were released from IMR in connection with a reinsurance treaty whereby the Company reinsured all of its fixed annuity business (see Note
F). This accounting was approved by the State of Delaware Department of Insurance as a permitted practice. Total net gains (losses) of $(59,933) and $1,807,018 were realized of which $541,484 and $495,672 were amortized and included in net investment income in 1994 and 1993, respectively.

AGGREGATE RESERVES

     The reserves, developed using accepted actuarial methods, have been established and maintained on the basis of published mortality tables and prescribed interest rates per the National Association of Insurance Commissioners' standard valuation law, as adopted by the State of Delaware. The method used for the valuation of annuities is the Commissioner's Annuity Reserve Valuation Method (CARVM). Under this method the reserve is the highest present value of all future guaranteed cash surrender values. In addition, the Company has established additional reserves during 1995 to cover the impact of guideline GGG. The method used for the valuation of Variable Life Insurance ("VLI") is the Commissioners Reserve Valuation Method (CRVM). Under this method, the VLI reserves are equal to the present value of future death benefits, with a minimum of the cash surrender value.

RECOGNITION OF PREMIUM REVENUE AND RELATED EXPENSES

     Premium revenues are recognized as received. Expenses, including acquisition costs such as commissions and other costs in connection with acquiring new business, are charged to operations as incurred.

SEPARATE ACCOUNT

     Separate account assets represent mutual funds held for the exclusive benefit of both variable annuity and variable life contractholders and are reported at fair market value. Since the contractholders receive the full benefit and bear the full risk of the separate account investments, the income, realized and unrealized gains and losses from such investments, is offset by an equivalent change in the liabilities related to the separate

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY accounts. Transfers from separate account, net, primarily represents the difference between the contract owner's account value and the CARVM reserve.

UNCONSOLIDATED SUBSIDIARIES

     The Company records its equity in the earnings of unconsolidated subsidiaries as net investment income. The Company owns 100% of the outstanding common stock of First North American Life Assurance Company and NASL Financial Services, Inc.

     Summarized financial data for unconsolidated subsidiaries at December 31, 1995 and 1994 is shown below:

                                                               1995         1994
                                                             --------     --------
                                                                (IN THOUSANDS)
            Total assets at year-end.......................  $318,326     $194,177
            Total liabilities at year-end..................   304,409      183,777
            Net income.....................................     1,220          894

INCOME TAXES

     The Company files a consolidated federal income tax return with its subsidiaries, FNA and NASL Financial. The Company files separate state income tax returns.

     The method of allocation between the companies is subject to a tax sharing agreement. Tax liability is allocated to each member on a pro rata basis based on the relationship the member's tax liability (computed on a separate return basis) bears to the tax liability of the consolidated group.

C. INVESTMENTS

     Net investment income was as follows:

                                                     1995            1994            1993
                                                  -----------     -----------     -----------
    Bonds.......................................  $18,046,504     $16,182,157     $14,861,152
    Common stock................................      137,862         498,222         125,986
    Equity in undistributed income (loss) of
      subsidiaries..............................     (482,580)        737,688        (747,294)
    Short-term investments......................    2,642,678       1,664,563         104,719
    Mortgage loans..............................    5,420,613      12,026,724      13,830,160
    Real estate.................................    1,071,080       1,248,043         635,245
    Policy loan interest........................      (32,300)         10,658          66,228
    Amortization of IMR.........................   11,040,025         541,484         495,672
    Investment expenses.........................   (1,934,160)     (2,349,980)     (1,520,742)
                                                  -----------     -----------     -----------
    Net investment income.......................  $35,909,722     $30,559,559     $27,851,126
                                                  ===========     ===========     ===========

     Statement of Financial Accounting Standards No. 107 (SFAS 107), "Disclosures about Fair Value of Financial Instruments," requires disclosures, if practical, of fair value information about financial instruments, whether or not recognized in the balance sheet. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Presentation of the estimated fair value of assets without a corresponding revaluation of liabilities associated with insurance contracts can be misinterpreted.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

     The amortized cost and estimated fair values of investments in debt securities at December 31, 1995 and 1994 are as follows:

                                                                 DECEMBER 31, 1995
                                               -----------------------------------------------------
                                                               GROSS          GROSS        ESTIMATED
                                               AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                 COST          GAINS          LOSSES         VALUE
                                               ---------     ----------     ----------     ---------
                                                                  (IN THOUSANDS)
    U.S. Treasury securities and obligations
      of U.S. Government agencies............   $ 8,998         $362            $3          $ 9,357
    Corporate securities.....................     3,672          125             3            3,794
    Mortgage-backed securities...............     3,611          195             0            3,806
                                                                                --
                                                -------         ----                        -------
              Totals.........................   $16,281         $682            $6          $16,957
                                                =======         ====            ==          =======

                                                                DECEMBER 31, 1994
                                              -----------------------------------------------------
                                                              GROSS          GROSS        ESTIMATED
                                              AMORTIZED     UNREALIZED     UNREALIZED       FAIR
                                                COST          GAINS          LOSSES         VALUE
                                              ---------     ----------     ----------     ---------
                                                                 (IN THOUSANDS)
    U.S. Treasury securities and obligations
      of U.S. Government agencies...........  $   8,673       $   70         $  402       $   8,341
    Corporate securities....................    294,447          939          6,185         289,201
    Mortgage-backed securities..............     30,853           16          2,267          28,602
                                               --------       ------         ------        --------
              Totals........................  $ 333,973       $1,025         $8,854       $ 326,144
                                               ========       ======         ======        ========

     The fair value of debt securities were determined based on quoted market prices or dealer quotes.

     The amortized cost and estimated market value of debt securities at December 31, 1995, by the contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers or lenders may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                ESTIMATED
                                                                  AMORTIZED       FAIR
                                                                    COST          VALUE
                                                                  ---------     ---------
                                                                      (IN THOUSANDS)
        Due in one year or less.................................   $ 2,162       $ 2,175
        Due after one year through five years...................     5,336         5,553
        Due after five years through ten years..................     4,281         4,439
        Due after ten years.....................................       892           984
                                                                   -------       -------
                  Sub-totals....................................    12,671        13,151
        Mortgage-backed securities..............................     3,610         3,806
                                                                   -------       -------
                  Totals........................................   $16,281       $16,957
                                                                   =======       =======

     Gross gains of $10,452,916, $1,600,852 and $2,015,587 and gross losses of
$2,035,657, $1,660,785 and $208,569 were recognized on those sales for the years ended December 31, 1995, 1994 and 1993, respectively. Net realized gains (losses) of $8,417,259 (see Note A), $(59,933) and $1,797,140 for the years ended December 31, 1995, 1994 and 1993, respectively, were transferred to IMR.

     Policy loans are an integral component of insurance policies, therefore, it is not practicable to value policy loans.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

D. FEDERAL INCOME TAXES

     At December 31, 1995 and 1994 the Company had net operating loss carryforwards of approximately $33,000,000 and $21,000,000, respectively, which expire between the years 2007 and 2010.

E. LIFE AND ANNUITY ACTUARIAL RESERVES

     The Company issues flexible premium deferred combination fixed and variable annuity contracts and variable life insurance contracts. Reserves for these contracts are established using the Commissioners Annuity Reserve Valuation Method ("CARVM") and the Commissioner's Reserve Valuation Method ("CRVM") as adopted by the State of Delaware Insurance Department. The reserves for the fixed portion of the contracts are subject to an indemnity reinsurance agreement and the reserves for the variable portion of the contracts are held in the separate account. The Company has now reinsured its Minimum Guaranteed Death Benefit risks, and accordingly, is holding no reserve for this risk, which relates to the excess of Death Benefit over policyholder Account Value. The Company does not offer surrender values in excess of the reserves.

     Withdrawal characteristics of Annuity Actuarial Reserves and Deposit Liabilities are as follows:

        Subject to discretionary withdrawal with market value
          adjustment.........................................  $  467,775,126      8.53%
        Subject to discretionary withdrawal at book value
          less surrender charge..............................     228,269,135      4.16
        Subject to discretionary withdrawal at market
          value..............................................   4,760,670,029     86.79
        Subject to discretionary withdrawal at book value....      11,553,562       .21
                                                               --------------     -----
                  Subtotal...................................   5,468,267,852     99.69
        Not subject to discretionary withdrawal provision....      17,150,937       .31
                                                               --------------     -----
        Total gross annuity actuarial reserves and deposit
          fund liabilities...................................   5,485,418,789       100%
                                                               --------------     =====
        Reinsurance ceded....................................     729,344,503
                                                               --------------
        Total net annuity actuarial reserves and deposit
          funds liabilities..................................  $4,756,074,286
                                                               ==============

F. REINSURANCE

     Effective June 30, 1995 an indemnity coinsurance agreement was entered into between the Company and Peoples Security Life Insurance Company ("Peoples" or "the Reinsurer"), a AAA rated subsidiary of the Providian Corporation, to reinsure both in force and new fixed annuity business written by the Company.

     The indemnity aspects of the agreement provide that the Company remains liable for the contractual obligations whereas the Reinsurer agrees to indemnify the Company for any contractual claims incurred. The coinsurance aspects of the agreement required the Company to transfer all assets backing the fixed annuity obligations to the Reinsurer together with all future fixed premiums received by the Company for fixed annuity contracts. Once transferred, the assets belong to the Reinsurer. In exchange, the Reinsurer reimburses the Company for all claims and provides expense allowances to cover commissions and other costs associated with the fixed annuity business.

     The Reinsurer is responsible for investing the assets and is at risk for any potential investment gains and losses. There is no recourse back to the Company if investment losses are incurred. Under this agreement the Company will continue to administer the fixed annuity business for which it will earn an expense allowance. The Company has set up a reserve of $1,931,894 to recognize that expense allowances received from Providian

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY under this indemnity coinsurance agreement do not fully reimburse the Company for overhead expenses allocated to the fixed annuity line of business.

     The reinsurance agreement required the Company to transfer to the Reinsurer a consideration of $726.7 million, in cash or securities, to cover all in force business as of June 30, 1995.

     The financial impact of the reinsurance agreement was as follows:

                                                                       (IN MILLIONS)
            Net loss from operations:
              Consideration paid to reinsurer........................     $(726.7)
              Net reserves reinsured.................................       725.1
              Expense gap reserve....................................        (1.9)
                                                                          -------
                                                                             (3.5)
            Capital and Surplus adjustments:
              Release of IMR.........................................        11.0
              Market loss on sale of mortgages.......................        (2.2)
              Release of bond and mortgage asset valuation reserve...         4.7
                                                                          -------
              Net impact on surplus..................................     $  10.0
                                                                          =======

     Effective July 1, 1995 and August 1, 1995, respectively, the Company entered into treaties with the Connecticut General Life Insurance Company ("CIGNA") and Swiss Re Life Company America companies to reinsure its Minimum Death Benefit Guarantee risks. Each company has assumed 50% of the risk. In addition, the Company reinsured 50% of its risk related to the waiving of surrender charges at death with CIGNA. The Company is paying the reinsurers an asset based premium, the level of which varies with both the amount of exposure to this risk and the realized experience.

     On December 7, 1995, the Company entered into a letter of intent with Transamerica Occidental Life Insurance Company. Transamerica will reinsure a 50% quota share of the variable portion of the Company's VLI contracts. In addition, Transamerica will also reinsure 80% of this product's net amount at risk in excess of the Company's retention limit of $100,000 on a YRT basis.

     During 1984, the Company assumed from its parent, NAL, approximately 26% of NAL's ordinary and group vested annuity contracts issued in the United States prior to 1983. In 1984, the Company received consideration from NAL relating to the agreement of $800,000. In December, 1989 the percentage assumed was increased to 90% and the Company recognized consideration of $2,325,000. On March 31, 1995, this agreement was 100% recaptured. To effect this recapture the Company paid NAL $1,445,889. At December 31, 1994, the Company's liability for future policy benefits was $1,635,097.

     Effective October 1, 1988, the Company ceded 18% of its variable annuity contracts (policy from 203-VA) to its parent NAL under a modified coinsurance agreement. Under this agreement, NAL provides the Company with an expense allowance on reinsured premiums which is repaid out of a portion of future profits on the business reinsured. The agreement provides full risk transfer of mortality, persistency and investment performance to the reinsurer with respect to the portion reinsured. Effective July 1, 1992, the quota share percentage was increased to 36%.

     On December 31, 1993 the Company entered into a modified coinsurance agreement with an ITT Lyndon Life, a non-related third party to cede the remaining 64% of the Company's variable annuity contracts (policy form 203-VA) and 95% of the Company's new variable annuity contract series issued in 1994 (policy form Ven 10). The Company received approximately $25 million in cash representing withheld premiums of $15 million and $10 million ceding commission. The amounts of withheld premiums will be repaid with

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY interest over 5 years. The ceding commission is payable out of future profits generated by the business reinsured.

     Effective December 31, 1994, the Company recaptured its reinsurance with NAL. Upon recapture, 1994 operating results were negatively impacted by a one-time recapture fee of approximately $6.5 million. Concurrent with this transaction, the Company ceded 31% of the recaptured contracts (policy form 203-VA) to ITT Lyndon Life bringing the portion of these contracts reinsured by ITT Lyndon to 95%. In return, the Company received consideration of $5.2 million which is reflected as a surplus adjustment and will be amortized into income in future years.

     Effective December 31, 1994, the Company entered into indemnity reinsurance agreement with Paine Webber Life to reinsure a portion of its policy forms 207-VA, VFA, VENTURE.001, and VENTURE.003. The quota share percentage varies between 15% and 35% depending on the policy form. The form of reinsurance is modified coinsurance and only covers the variable portion of contracts written by Paine Webber brokers. The Company received an allowance of $1,580,896 to complete this transaction. All elements of risk (including mortality, persistency, investment performance) have been transferred with the exception of the minimum death benefit guarantee. The Company receives an allowance to cover the expected cost of the minimum death benefit guarantee.

G. RELATED PARTY TRANSACTIONS

     In connection with the fixed annuity indemnity coinsurance agreement (See Note F), the Company pooled its mortgage portfolio (book value of approximately $106 million) and transferred a senior participation interest to an affiliate of the reinsurer. The senior interest was transferred for a purchase price of approximately $72 million and entitles an affiliate of the reinsurer to 100% of the cash flows produced by the portfolio until they recover in full the purchase price with interest at a rate of 7.52%. The remaining residual interest was transferred to First North American Realty, Inc., a wholly-owned subsidiary of NAL for a purchase price of $33 million. As a result of the sale of the senior and residual interests in the Company's mortgages, the Company has no further economic interest in any mortgages and hence has reported zero for mortgage loan assets on its balance sheet as of December 31, 1995.

     The Company utilizes various services administered by NAL, such as payroll and investment accounting. The charges for these services were approximately $295,000, $234,000 and $232,000, in 1995, 1994 and 1993, respectively. At
December 31, 1995, the Company had a net liability to NAL for $5,928,889.

     The Company provides various services and personnel to FNA for accounting, actuarial, administration, and systems support. These services are allocated on a pro rata basis and charged as incurred. The total costs allocated for these services in 1995, 1994 and 1993 was approximately $456,000, $418,000 and $310,000, respectively. At December 31, 1995, the Company had a net receivable from FNA for $1,427,631.

     The Company's annuity and insurance contracts are distributed through NASL Financial pursuant to an underwriting agreement. At December 31, 1995, the Company had a receivable from NASL Financial for $881,119.

     The financial statements have been prepared from the records maintained by the Company and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the Company had been operated as an unaffiliated corporation.

H. INVESTMENTS ON DEPOSIT WITH REGULATORY AUTHORITIES

     Bonds and United States Treasury Notes with a carrying value of $5,600,444 at December 31, 1995, and $6,620,154 at December 31, 1994, were on deposit with, or in custody accounts on behalf of, certain state insurance departments.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

I. BORROWED MONEY

     The Company has an unsecured line of credit with State Street Bank and Trust, in the amount of $10 million, bearing interest at the bank's prime rate (8.5% at December 31, 1995). There were no outstanding balances at December 31, 1995 and 1994. Interest expense was approximately $76,000, $81,600 and $236,000 in 1995, 1994 and 1993, respectively.

     In December 1994, the Company entered into a $150 million revolving credit and term loan agreement (the "Loan") with the Canadian Imperial Bank of Commerce and Deutsche Bank AG ("CIBC"). The amount outstanding at December 31, 1995 was, $107 million and is payable in quarterly installments through December 31, 1999. Interest is due at the maturity of each LIBOR contract. The interest rate is determined based on LIBOR plus an interest rate margin. Accrued interest at December 31, 1995 is $865,148.

     The Loan is collaterized by the mortality and expense risk charges and surrender charges due from the separate account, excluding any portion thereof subject to existing reinsurance agreements. The Loan is subordinated in every respect to the claims of the Company's contractholders as directed by the Insurance Commissioner of the State of Delaware. The Company is subject to various affirmative and negative covenants under this Loan, whereby breach of these covenants could cause an event of default. Such covenants require the Company to meet certain financial ratios and places restrictions on the incurrence of additional debt, reinsurance and capital changes.

J. SURPLUS NOTES

     The Company received $20 million on December 20, 1994 pursuant to a surplus note agreement with NAL bearing interest at 8%. The note and accrued interest are subordinated to payments due to policyholders, and other claimants. Principal and interest payments can be made only upon prior approval of the Delaware Insurance Commissioner. Interest accrued at December 31, 1995 is $3,248,219, and was paid on January 2, 1996.

K. DEFERRED COMPENSATION AND RETIREMENT PLANS

     The parent, NAL, sponsors a defined benefit pension plan covering substantially all of the Company's employees. The benefits are based on years of service and the employee's compensation during the last five years of employment. NAL's funding policy is to contribute annually the normal cost up to the maximum amount that can be deducted for federal income tax purposes and to charge each subsidiary for its allocable share of such contributions based on a percentage of payroll. No pension cost was allocated to the Company in 1995, 1994, and 1993 as the plan was subject to the full funding limitation under the Internal Revenue Code. The Company sponsors a defined contribution retirement plan pursuant to regulation 401(k) of the Internal Revenue Code. All employees on September 1, 1990 were eligible to participate. Employees hired after September 1, 1990 will be eligible after one year of service and attaining age
21. The Company contributes two percent of base pay plus fifty percent of the employee savings contribution. The employee savings contribution is limited to six percent of base pay. The Company contributed $203,248, $167,148, and $89,218 in 1995, 1994 and 1993, respectively.

L. LEASES

     The Company leases its office space and various office equipment under operating lease agreements. For the years ended December 31, 1995, 1994 and 1993 the Company incurred rent expense of $1,388,780 and $840,233, and $718,579, respectively. The Company negotiated a ten year lease for new office space which commenced in March 1992. In connection with the lease, the Company was required to deposit $1,500,000 in an escrow account as security toward fulfilling the future lease commitment. The balance of the escrow account at December 31, 1995 is $1,050,000.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

     The minimum lease payments associated with the office space and various office equipment under operating lease agreements is as follows:

                                                                    MINIMUM
                                    YEAR                         LEASE PAYMENTS
                ---------------------------------------------    --------------
                1996.........................................      $1,017,006
                1997.........................................       1,187,665
                1998.........................................       1,203,878
                1999.........................................       1,203,364
                2000.........................................       1,194,527
                Remaining years..............................       1,384,493
                                                                   ----------
                          Total..............................      $7,190,933
                                                                   ==========

     The Company also guarantees FNA's office space lease which has an annual cost to FNA of approximately $72,000.

M. INTEREST RATE SWAP CONTRACT

     The Company entered into an interest rate swap with CIBC for the purpose of minimizing exposure to fluctuations in interest rates on a portion of the outstanding debt held by the Company. The notional amount of the matched swap outstanding at December 31, 1995 was $97 million. The unexpired term at December 31, 1995 was 4 years. CIBC is a major international financial institution. The agreement subjects the Company to financial risk that will vary during the life of the agreement in relation to market interest rates. Gains or losses on the swap will be recognized in investment income when due.

N. GUARANTEE AGREEMENT

     A guarantee agreement continues in effect, whereby NAL has agreed to unconditionally guarantee that it will, on demand, make funds available to the Company for the timely payment of contractual claims made under fixed annuity and variable life contracts issued by the Company. The guarantee covers all outstanding fixed annuity contracts, including those issued prior to the date of the guarantee agreement. Following the merger (see Note O), Manufacturers Life Insurance Company has assumed all of NAL's obligations under the guarantee agreement.

O. SUBSEQUENT EVENTS

MERGER

     On January 1, 1995, NAL merged with the Manufacturers Life Insurance Company ("MLI") of Canada. The surviving company will conduct business under the name "Manufacturers Life Insurance Company".

CORPORATE RESTRUCTURING

     Effective January 1, 1996, immediately following the merger, the Company experienced a corporate restructuring which resulted in the formation of a newly organized holding corporation, NAWL Holding Company, Inc. ("NAWL"). NAWL holds all of the outstanding shares of the Parent and Wood Logan Associates, Inc. ("WLA").

     MLI owns all class A shares of NAWL, representing 85% of the voting shares of NAWL. Certain employees of WLA own all class B shares, which represent the remaining 15% voting interest in NAWL.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY
                  (A WHOLLY-OWNED SUBSIDIARY OF NORTH AMERICAN
                            LIFE ASSURANCE COMPANY)

             ANNUAL STATEMENT FOR THE YEAR ENDED DECEMBER 31, 1995

                     SCHEDULE 1 -- SELECTED FINANCIAL DATA

Investment Income Earned
  Government bonds...........................................................  $    1,060,741
  Other bonds (unaffiliated).................................................      16,510,356
  Common stocks of affiliates................................................       1,287,731
  Mortgages loans............................................................       5,420,613
  Real estate................................................................       1,071,080
  Premium notes, policy loans and liens......................................         (32,300)
  Short-term investments.....................................................       2,642,678
  Aggregate write-ins for investment income..................................         475,407
                                                                               --------------
     Gross investment Income.................................................  $   28,436,306
                                                                               ==============
Real Estate Owned -- Book Value less Encumbrances............................  $    4,847,164
                                                                               ==============
Bonds and Stocks of Parents, Subsidiaries and Affiliates -- Book Value
     Common Stocks...........................................................  $   21,282,599
Bonds and Short-Term Investments by Class and Maturity:
Bonds by Maturity -- Statement Value
  Due within one year........................................................       3,957,418
  Over 1 year through 5 years................................................       5,477,162
  Over 5 years through 10 years..............................................       4,645,633
  Over 10 years through 20 years.............................................         127,972
  Over 20 years..............................................................       3,868,984
                                                                               --------------
  Total by Maturity..........................................................  $   18,077,169
                                                                               ==============
Bonds by Class -- Statement Value
  Class 1....................................................................  $   16,756,213
  Class 2....................................................................       1,010,956
  Class 3....................................................................         310,000
                                                                               --------------
     Total by Class..........................................................  $   18,077,169
                                                                               ==============
Total Bonds Publicly Traded..................................................  $   17,066,213
                                                                               ==============
Total Bonds Privately Traded.................................................  $    1,010,956
                                                                               ==============
Common Stocks -- Market Value................................................  $   21,730,238
                                                                               ==============
Supplementary Contracts in Force
Ordinary -- Involving Life Contingencies
  Income Payable.............................................................  $       24,442
                                                                               ==============
Ordinary -- Not Involving Life-Contingencies
  Income Payable.............................................................  $      341,176
                                                                               ==============
Annuities:
  Ordinary
     Immediate -- Amount of Income Payable...................................  $    2,291,184
                                                                               ==============
     Deferred -- Fully Paid Account Balance..................................  $5,267,516,243
                                                                               ==============
Group
     Fully Paid Account Balance..............................................  $  374,375,752
                                                                               ==============

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        Securities and Exchange Commission Registration Fee..............  $60,606.06
        Printing.........................................................  $12,000.00*
        Edgarization Expenses............................................  $ 5,500.00*
        Accounting fees and expenses.....................................  $20,000.00*
        Legal fees and expenses..........................................  $13,000.00*

---------------

* Estimate

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 9 of the Articles of Incorporation of the Company provides as follows:

     NINTH: A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

     Article XIV of the By-laws of the Company provides as follows:

     Each Director or officer, whether or not then in office, shall be indemnified by the Company against all costs and expenses reasonably incurred by or imposed upon him or her, including legal fees, in connection with or resulting from any claim, action, suit or proceeding, whether civil, criminal or administrative, in which he or she may become involved as a party or otherwise, by reason of his or her being or having been a Director or officer of the Company.

          (1) Indemnity will not be granted to any Director or officer with respect to any claim, action, suit or proceeding which shall be brought against such Director or officer by or in the right of the Company, and

          (2) Indemnification for amounts paid and expenses incurred in settling such action, claim, suit or proceeding, will not be granted, until it shall be determined by a disinterested majority of the Board of Directors or by a majority of any disinterested committee or group of persons to whom the question may be referred by the Board, that said Director or officer did indeed act in good faith and in a manner he or she reasonably believed to be in, or not adverse, to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonably cause to believe that his or her conduct was legal, and that the payment of such costs, expenses, penalties or fines is in the interest of the Company, and not contrary to public policy or other provisions of law.

     The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not adverse, to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Indemnification shall be made by the corporation upon determination by a disinterested majority of the Board of Directors or of a majority of any disinterested committee or group or persons to whom the question may be referred to by said Board, that the person did indeed act in good faith and in a manner he or she reasonably believed to be in, or not adverse, to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonably cause to believe that his or her conduct was legal.

     The foregoing right to indemnity shall not be exclusive of any other rights to which such Director or officer may be entitled as a matter of law.

     The foregoing right to indemnity shall also extend to the estate of any deceased Director or officer with respect to any such claim, action, suit or proceeding in which such Director or officer or his or her estate may become involved by reason of his or her having been a Director or officer of the Company, and subject to the same conditions outlined above.

     Section IX, paragraph D of the Promotional Agent Agreement among the Company, NASL Financial Services, Inc. ("NASL Financial") and Wood Logan Associates, Inc. (referred to therein as "Promotional Agent") provides as follows:

          a. NASL Financial and the Company agree to indemnify and hold harmless Promotional Agent, its officers, directors and employees against any and all losses, claims, damages or liabilities to which they may become subject under the Securities Act of 1933 ("1933 Act"), the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in any registration statement for the Contracts filed pursuant to the 1933 Act or any prospectus included as a part thereof, as from time to time amended and supplemented, or any advertisement or sales literature approved in writing by NASL Financial or Security Life pursuant to Section VI, paragraph B of this Agreement.

          b. Promotional Agent agrees to indemnify and hold harmless NASL Financial and the Company, their officers, directors and employees against any and all losses, claims, damages or liabilities to which they may become subject under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon: (i) any oral or written misrepresentation by Promotional Agent or its officers, directors, employees or agents unless such misrepresentation is contained in any registration statement for the Contracts or Fund shares, any prospectus included as a part thereof, as from time to time amended and supplemented, or any advertisement or sales literature approved in writing by NASL Financial pursuant to Section VI, paragraph B of this Agreement or, (ii) the failure of Promotional Agent or its officers, directors, employees or agents to comply with any applicable provisions of this Agreement.

     Notwithstanding the foregoing, Registrant hereby makes the following undertaking pursuant to Rule 484 under the Securities Act of 1933:

     Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     The Company currently sells Venture Group Annuity, a flexible premium payment deferred variable unallocated group annuity, to retirement plans that qualify for special tax treatment under Section 401(a) of the Internal Revenue Code. Sales of these securities are not required to be registered under the Securities Act of 1933 (Section 3(a)(2) of this Act). NASL Financial Services, Inc., a wholly owned subsidiary of the

Company is the principal underwriter of the contracts and Wood Logan Associates, Inc., an affiliate of the Company, is the promotional agent. There are no maximum or minimum purchase payments required to establish a contract. The value of a contract will vary according to the investment performance, charges and expenses of the subaccounts in which the contract is invested. As of December 31, 1996, the total assets in the variable portion of the Venture Group
Annuity was $46,252,212.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

  EXHIBIT NO.                                      DESCRIPTION
  -----------     ------------------------------------------------------------------------------
   1(a)           Underwriting Agreement between North American Security Life Insurance Company
                  (the "Company") and NASL Financial Services, Inc. (Underwriter) (1)
   1(b)           Promotional Agent Agreement between NASL Financial Services, Inc.
                  (Underwriter), the Company and Wood Logan Associates, Inc. (Promotional Agent) (2)
   2              Not Applicable
   3(i)           Article of Incorporation of the Company (3)
   3(ii)          By-Laws of the Company (4)
   4(i)           Form of Individual Single Payment Deferred Fixed Annuity Non-Participating
                  Contract -- (10)
   4(ii)          Form of Group Single Payment Deferred Fixed Annuity Non-Participating
                  Contract -- (10)
   4(iii)         Individual Retirement Annuity Endorsement -- (10)
   4(iv)          ERISA Tax-Sheltered Annuity Endorsement -- (10)
   4(v)           Tax-Sheltered Annuity Endorsement -- (10)
   4(vi)          Section 401 Plans Endorsement -- (10)
   5              Opinion and Consent of James D. Gallagher, Esq. -- Filed herewith
   6              Not Applicable
   7              Not Applicable
   8              Not Applicable
   9              Not Applicable
  10(i)           --  Form of broker-dealer agreement between the Company, NASL Financial
                      Services, Inc. (underwriter), Wood Logan Associates, Inc.
                       (Promotional Agent) and broker-dealers (5)
  10(ii)          --  Reinsurance and Guaranteed Death Benefits Agreement between NASL and
                      Connecticut General Life Insurance Company (8)
  10(iii)         --  Reinsurance Agreement between NASL and PaineWebber Life Insurance Company (9)
  10(iv)          --  Coinsurance Agreement between NASL and Peoples Security Life Insurance
                      Company -- Filed Herewith
  10(v)           --  Reinsurance and Accounts Receivable Agreements between NASL and ITT Lyndon
                      Life -- Filed Herewith
  10(vi)          --  Automatic Modified -- Coinsurance Reinsurance Agreement between NASL and
                      Transamerica Occidental Life Insurance Company -- Filed Herewith
  10(vii)         --  Automatic Yearly Renewable Term Reinsurance Agreement between NASL and
                      Transamerica Occidental Life Insurance Company -- Filed Herewith

  EXHIBIT NO.                                      DESCRIPTION
  -----------     ------------------------------------------------------------------------------
  10(viii)        --  Amendment No. 1 to the Variable Annuity Guaranteed Death Benefit
                  Reinsurance Agreement between NASL and Connecticut General Life Insurance
                      Company -- Filed Herewith
  11              Not Applicable
  12              Not Applicable
  13              Not Applicable
  14              Not Applicable
  15              Not Applicable
  16              Not Applicable
  17              Not Applicable
  18              Not Applicable
  19              Not Applicable
  20              Not Applicable
  21              The Company has the following wholly owned subsidiaries: NASL Financial
                  Services, Inc. and First North American Life Assurance Company
  22              Not Applicable
  23              Consent of Coopers & Lybrand L.L.P. -- Filed herewith
  24(i)           Power of Attorney (Principal Financial and Accounting Officer of the
                  Company)(6)
  24(ii)          Power of Attorney (Directors of the Company)(7)
  25              Not Applicable
  26              Not Applicable
  27              Financial Data Schedule -- Filed herewith
  28              Not Applicable

---------------

 (1) Incorporated by reference to Exhibit (A)(3)(a) to Form S-6, file number 2-93435, filed September 24, 1984 on behalf of the NASL Variable Account of the Company.

 (2) Incorporated by reference to Exhibit 3(ii) to Form N-4, file number 33-28455, filed February 15, 1991 on behalf of the NASL Variable Account of the Company.

 (3) Incorporated by reference to Exhibit (A)(6) to Form S-6, file number 2-93435, filed September 24, 1984 on behalf of the NASL Variable Account of the Company.

 (4) Incorporated by reference to Exhibit (b)(6)(ii) to Form N-4, file number 33-9960, filed November 4, 1986 on behalf of the NASL Variable Account of the Company.

 (5) Incorporated by reference to Exhibit (b)(3)(iii) to pre-effective amendment no. 1 to Form N-4, file number 33-9960, filed February 2, 1987 on behalf of the NASL Variable Account of the Company.

 (6) Incorporated by reference to Exhibit (b)(14)(b) to Registration Statement on Form N-4, file number 33-28455, filed April 2, 1993 on behalf of the NASL Variable Account of the Company.

 (7) Incorporated by reference to Exhibit (7)(a) to Registration Statement on Form S-6, file number 33-92466, filed May 18, 1995 on behalf of the NASL Variable Life Account of the Company.

 (8) Incorporated by reference to Exhibit (b)(7)(i) to Registration Statement on Form N-4, file number 33-76162, filed March 1, 1996.

 (9) Incorporated by reference to Exhibit (b)(7)(iii) to Registration Statement on Form N-4, file number 33-76162, filed March 1, 1996.

(10) Incorporated by reference to Exhibit 4 to Registration Statement on Form S-1, file number 33-6011, filed June 14, 1996.

(B) FINANCIAL STATEMENT SCHEDULES

     Schedule I -- Summary of Investments

     Schedule II -- Supplementary Insurance Information

     Schedule IV -- Reinsurance

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

                     SCHEDULE I -- SUMMARY OF INVESTMENTS
                   OTHER THAN INVESTMENTS IN RELATED PARTIES

                               DECEMBER 31, 1995

                                                                                         AMOUNT
                                                                                          SHOWN
                                                                        MARKET           IN THE
                 TYPE OF INVESTMENT                      COST            VALUE        BALANCE SHEET
----------------------------------------------------  -----------     -----------     -------------
Fixed Maturites:
  United States Government..........................  $10,274,836     $10,687,544      $ 10,335,549
  Other bonds -- unaffiliated.......................    5,958,963       5,960,313         5,945,903
                                                      -----------     -----------       -----------
Total fixed maturities..............................   16,233,799     $16,647,857        16,281,452
                                                                      ===========
Common stock of affiliates..........................   20,657,630                        20,097,789
Real Estate.........................................    6,579,569                         4,847,164
Short-term investments..............................    1,797,230                         1,797,230
                                                      -----------                       -----------
Total investments...................................  $45,268,228                      $ 43,023,635
                                                      ===========                       ===========

                 NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

               SCHEDULE II -- SUPPLEMENTARY INSURANCE INFORMATION
                                (000'S OMITTED)



                                      DECEMBER 31                                      YEAR ENDED DECEMBER 31
                 -----------------------------------------------------   ---------------------------------------------------
                               FUTURE POLICY                                                       BENEFITS,    AMORTIZATION
                  DEFERRED       BENEFITS,                OTHER POLICY                               CLAIMS     OF DEFERRED
                   POLICY         LOSSES,                  CLAIMS AND                    NET       LOSSES AND      POLICY
                 ACQUISITION    CLAIMS AND     UNEARNED     BENEFITS      PREMIUM     INVESTMENT   SETTLEMENT   ACQUISITION
    SEGMENT         COST       LOSS EXPENSES   PREMIUMS     PAYABLE       REVENUE       INCOME      EXPENSES       COSTS
---------------  -----------   -------------   --------   ------------   ----------   ----------   ----------   ------------
1995:
Life
  Insurance....      $ 0         $       0        $0         $    0      $       75    $      0     $      0         $0
Annuity........        0             1,932         0          2,143         991,477      35,910      269,689          0
                      --                          --                                                                 --
                                  --------                   ------      ----------     -------     --------
    Total......      $ 0         $   1,932        $0         $2,143      $  991,552    $ 35,910     $269,689         $0
                      ==          ========        ==         ======      ==========     =======     ========         ==
1994:
Life
  Insurance....      $ 0         $       0        $0         $    0      $        0    $      0     $      0         $0
Annuity........        0           519,093         0          1,964       1,139,953      30,560      206,711          0
                      --                          --                                                                 --
                                  --------                   ------      ----------     -------     --------
    Total......      $ 0         $ 519,093        $0         $1,964      $1,139,953    $ 30,560     $206,711         $0
                      ==          ========        ==         ======      ==========     =======     ========         ==
1993:
Life
  Insurance....      $ 0         $       0        $0         $    0      $        0    $      0     $      0         $0
Annuity........        0           372,540         0          1,028       1,255,219      27,395      195,066          0
                      --                          --                                                                 --
                                  --------                   ------      ----------     -------     --------
    Total......      $ 0         $ 372,540        $0         $1,028      $1,255,219    $ 27,395     $195,066         $0
                      ==          ========        ==         ======      ==========     =======     ========         ==

                   OTHER
                 OPERATING    PREMIUMS
    SEGMENT      EXPENSES     WRITTEN
---------------  ---------   ----------
1995:
Life
  Insurance....   $   115    $       75
Annuity........    22,758       991,477

                  -------    ----------
    Total......   $22,873    $  991,552
                  =======    ==========
1994:
Life
  Insurance....   $     0    $        0
Annuity........    19,254     1,139,953

                  -------    ----------
    Total......   $19,254    $1,139,953
                  =======    ==========
1993:
Life
  Insurance....   $     0    $        0
Annuity........    13,475     1,255,219

                  -------    ----------
    Total......   $13,475    $1,255,219
                  =======    ==========

                NORTH AMERICAN SECURITY LIFE INSURANCE COMPANY

                          SCHEDULE IV - REINSURANCE

                 YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
                               (000'S OMITTED)

                                                                                                  PERCENTAGE
                                    GROSS         CEDED TO        ASSUMED FROM                    OF AMOUNT
                                    AMOUNT     OTHER COMPANIES   OTHER COMPANIES   NET AMOUNT   ASSUMED TO NET
                                  ----------   ---------------   ---------------   ----------   --------------
1995:
Life insurance in force.........  $      245           123              0                122           0
                                  ==========       =======              =          =========           =
Premiums:
  Life insurance................         150            75              0                 75           0
  Annuity Considerations........       1,421           741              0                680           0
  Deposit-type funds............   1,088,518       100,836              0            987,682           0
  Supplementary contracts.......       3,115             0              0              3,115           0
                                  ----------       -------              -          ---------           -
          Total.................  $1,093,204       101,652              0            991,552           0
                                  ==========       =======              =          =========           =
1994:
Life insurance in force.........  $        0             0              0                  0           0
                                  ==========       =======              =          =========           =
Premiums:
  Life insurance................           0             0              0                  0           0
  Annuity Considerations........         887             0              0                887           0
  Deposit-type funds............   1,281,582       143,980              0          1,137,602           0
  Supplementary contracts.......       1,464             0              0              1,464           0
                                  ----------       -------              -          ---------           -
          Total.................  $1,283,933       143,980              0          1,139,953           0
                                  ==========       =======              =          =========           =
1993:
Life insurance in force.........  $        0             0              0                  0           0
                                  ==========       =======              =          =========           =
Premiums:
  Life insurance................           0             0              0                  0           0
  Annuity Considerations........         340             0              0                340           0
  Deposit-type funds............   1,261,898         8,385              0          1,253,513           0
  Supplementary contracts.......       1,366             0              0              1,366           0
                                  ----------       -------              -          ---------           -
          Total.................  $1,263,604         8,385              0          1,255,219           0
                                  ==========       =======              =          =========           =

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this amendment to its Registration Statement to be signed on its behalf, by the undersigned, thereunto duly authorized in the City of Boston and Commonwealth of Massachusetts on this 29 day of January, 1997.


                                         NORTH AMERICAN SECURITY
                                          LIFE INSURANCE COMPANY
                                                (Registrant)

                                          By: John D. DesPrez III, President
                                          --------------------------------------
                                            John D. DesPrez III, President


Attest:


James D. Gallagher, Secretary
-----------------------------
James D. Gallagher, Secretary


Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities with the Registrant and on the dates indicated.

                   SIGNATURE                                 TITLE                    DATE
                   ---------                                 -----                    ----


              John D. DesPrez III                 Director and President        January 29, 1997
-----------------------------------------------     (Principal Executive        -----------------
              John D. DesPrez III                   Officer)                         (Date)
                                                                                January 29, 1997
                       *                          Director                      -----------------
-----------------------------------------------                                      (Date)
              Peter S. Hutchison
                                                                                January 29, 1997
                       *                          Director and Chairman of      -----------------
-----------------------------------------------     the Board                        (Date)
                Brian L. Moore
                                                                                January 29, 1997
                       *                          Vice President and            -----------------
-----------------------------------------------     Treasurer (Principal             (Date)
               Richard C. Hirtle                    Financial and Accounting
                                                    Officer)                    January 29, 1997
*By:          JAMES D. GALLAGHER                                                -----------------
-----------------------------------------------                                      (Date)
              James D. Gallagher

               Attorney-in-Fact
        Pursuant to Powers of Attorney

                                 EXHIBIT INDEX

EXHIBIT NO.                                      DESCRIPTION
-----------                                      -----------
 5              Opinion and Consent of James D. Gallagher, Esq.
10(iv)          Peoples Coinsurance Agreement
10(v)           ITT Lyndon Reinsurance and Accounts Receivable Agreements
10(vi)          Transamerica Automatic Modified -- Coinsurance Reinsurance Agreement
10(vii)         Transamerica Automatic Yearly Renewable Term Reinsurance Agreement
10(viii)        Amendment No. 1 to the Connecticut General Life Insurance Company Reinsurance
                Agreement
23              Consent of Coopers & Lybrand, L.L.P.
27              Financial Data Schedule